CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, par value $0.001	9,775,000	(1)	$27.75	$271,256,250	$31,519.98

(1)	Includes 1,275,000 shares of Common Stock, par value $0.001 per share, that may be purchased by the underwriters upon exercise of the underwriters’ option to purchase additional shares.
(2)	The proposed maximum aggregate offering price was calculated by multiplying the total number of shares being registered by the maximum offering price per share for the shares sold to the public in this offering.
(3)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-200606

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 26, 2014)

8,500,000 Shares
Common Stock

This is a public offering of common stock of Gramercy Property Trust Inc. We are offering 8,500,000 shares of our common stock. Our common stock trades on the New York Stock Exchange (“NYSE”) under the trading symbol “GPT.” On April 8, 2015, the last reported sale price of our common stock on the NYSE was $28.60 per share.

We impose certain restrictions on the ownership and transfer of shares of our common stock and our other capital stock in each case as may be appropriate to, among other purposes, assist in maintaining our status as a real estate investment trust, or REIT, for federal income tax purposes. You should read the information under the section entitled “Description of Capital Stock — Restrictions on Ownership and Transfer” beginning on page 9 of the accompanying prospectus for a description of these restrictions.

Investing in our common stock involves certain risks. See “Risk Factors” on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$27.7500	$235,875,000
Underwriting discounts and commissions	$1.1793	$10,024,050
Proceeds, before expenses, to us	$26.5707	$225,850,950

The underwriters may purchase up to an additional 1,275,000 shares from us at the public offering price, less the underwriting discounts and commissions, and less any dividends or distributions declared, paid or payable on the shares that the underwriters have agreed to purchase from us but that are not payable on such additional shares, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about April 14, 2015.

Joint Book-Running Managers

BofA Merrill Lynch  Morgan Stanley  RBC Capital Markets  J.P. Morgan

Co-Managers

JMP Securities	Ladenburg Thalmann	BNY Mellon Capital Markets, LLC

Compass Point	Huntington Investment Company	Piper Jaffray

SunTrust Robinson Humphrey       CJS Securities

The date of this prospectus supplement is April 9, 2015.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in a filing we make with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the date hereof, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the SEC under the Exchange Act prior to the termination of this offering that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing, this prospectus supplement or the accompanying prospectus, as the case may be.

This prospectus supplement, the accompanying prospectus and certain of the documents incorporated by reference contain, and any free writing prospectus that we deliver to you may contain, summaries of information contained in documents that we have filed or will file as exhibits to our SEC filings. Such summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, the actual documents filed with the SEC.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we deliver to you is accurate as of any date other than the date of such documents or that the information incorporated by reference into this prospectus supplement is accurate as of any date other than the date of the document incorporated by reference or the date or dates which are specified in these documents. Our business, operating results, financial condition, capital resources and prospects may have changed since those dates.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the registration statement of which this prospectus supplement is a part, the accompanying prospectus, and any free writing prospectus that we deliver to you. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

Unless the context indicates otherwise, the terms “we,” “our,” “us” and “our company” refer to Gramercy Property Trust Inc., a Maryland corporation, which has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes, together with its consolidated subsidiaries, including GPT Property Trust LP, a Delaware limited partnership, or the Operating Partnership.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://www.gptreit.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.gptreit.com or in print upon written request addressed to Corporate Secretary, Gramercy Property Trust Inc., 521 Fifth Avenue, 30th Floor, New York, New York 10175. However, the information included on or linked from our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

Our common stock is listed on the NYSE under the symbol “GPT.” You can also inspect and copy any reports, proxy statements and other information that we file with the SEC at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 (File No. 333-200606) relating to the securities offered by this prospectus supplement and the accompany prospectus. This prospectus supplement is a part of that registration statement, which includes additional information about us and the securities offered

S-ii

by this prospectus supplement. You may review and obtain a copy of the registration statement and the exhibits that are a part of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website or our website. You can also call or write us for a copy as described below under “Documents Incorporated by Reference.”

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating it in full in this prospectus supplement. The information incorporated by reference is deemed to be part of this prospectus supplement, and the information we file with the SEC after the date of this prospectus supplement will automatically update, modify and, where applicable, supersede any information included in this prospectus supplement or incorporated by reference into this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents filed with the SEC (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules). The SEC file number for these documents is 1-32248.

•	Our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 9, 2015;
•	Our Current Reports on Form 8-K filed with the SEC on June 13, 2014 (as amended by Form 8-K/A filed with the SEC on August 22, 2014), January 27, 2015, February 27, 2015, March 11, 2015, March 20, 2015 and April 7, 2015;
•	The information included in Part III of our Annual Report on Form 10-K/A filed with the SEC on April 29, 2014;
•	The description of our common stock set forth in the Registration Statement on Form 8-A, filed with the SEC on July 21, 2004, and any amendment or report filed for the purpose of updating such description; and
•	The description of our 7.125% Series B Cumulative Redeemable Preferred Stock set forth in the Registration Statement on Form 8-A, filed with the SEC on August 14, 2014, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of securities under this prospectus supplement, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements.

Upon written or oral request, we will provide to you, without charge, a copy of any of the documents incorporated by reference in but not delivered with this prospectus supplement, excluding all exhibits that we have not specifically incorporated into this document by reference. You may obtain documents incorporated by reference in this document by requesting them by writing or telephoning us at:

Gramercy Property Trust Inc.
521 Fifth Avenue, 30th Floor
New York, New York 10175
(212) 297-1000
Attention: Corporate Secretary

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Some of the statements included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may constitute forward-looking statements within the meaning of the federal securities laws. You can identify forward-looking statements by the use of forward-looking expressions such as “may,” “will,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “continue,” or any negative or other variations on such expressions. Forward-looking statements include information concerning possible or assumed future results of our operations, acquisitions or financings, including any forecasts, projections, plans and objectives for future operations, acquisitions or financings. Forward looking statements in this prospectus supplement include, without limitation, information concerning possible or assumed future results of our operations, including any forecasts, projections, plans and objectives for future operations. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in this prospectus supplement. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the success or failure of our efforts to implement our current business strategy;
•	our ability to identify and complete additional property acquisitions and risks of real estate acquisitions;
•	availability of investment opportunities on real estate assets and real estate-related and other securities;
•	the performance and financial condition of tenants and corporate customers;
•	the adequacy of our cash reserves, working capital and other forms of liquidity;
•	the availability, terms and deployment of short-term and long-term capital;
•	demand for industrial and office space;
•	the actions of our competitors and our ability to respond to those actions;
•	the timing of cash flows from our investments;
•	the cost and availability of our financings, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;
•	early termination of the Amended Restated Asset Management Services Agreement, between one of our wholly owned taxable REIT subsidiaries (“TRSs”) and KBS Real Estate Investment Trust, Inc.;
•	economic conditions generally and in the commercial finance and real estate markets and the banking industry specifically;
•	our international operations, including unfavorable foreign currency rate fluctuations, enactment or changes in laws relating to foreign ownership of property, and local economic or political conditions that could adversely affect our earnings and cash flows;
•	unanticipated increases in financing and other costs, including a rise in interest rates;
•	reduction in cash flows received from our investments;
•	volatility or reduction in the value or uncertain timing in the realization of our retained interests in certain subordinate bonds, preferred shares and ordinary shares in our 2005, 2006 and 2007 collateralized debt obligations, or CDO’s;
•	our ability to profitably dispose of non-core assets;

S-iv

•	the high tenant concentration of our portfolio of properties leased to Bank of America, N.A. (“Bank of America,” and such portfolio, the “Bank of America Portfolio”);
•	availability of, and ability to retain, qualified personnel and directors;
•	changes to our management and board of directors (our “Board”);
•	changes in governmental regulations, tax rates and similar matters;
•	legislative and regulatory changes (including changes to real estate and zoning laws, laws governing the taxation of REITs or the exemptions from registration as an investment company);
•	environmental and/or safety requirements and risks related to natural disasters;
•	declining real estate valuations and impairment charges;
•	our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and qualify for our exemption under the Investment Company Act of 1940, as amended (the “Investment Company Act”), our Operating Partnership’s ability to satisfy the rules in order for it to qualify as a partnership for U.S. federal income tax purposes, and the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as TRSs for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•	uninsured or underinsured losses relating to our properties;
•	our inability to comply with the laws, rules and regulations applicable to companies, and in particular, public companies;
•	tenant bankruptcies and defaults on or non-renewal of leases by tenants;
•	decreased rental rates or increased vacancy rates;
•	the continuing threat of terrorist attacks on the national, regional and local economies; and
•	other factors discussed under “Risk Factors” in this prospectus supplement, under Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and those factors that may be contained in any other filing we make with the SEC, which are incorporated by reference herein.

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described elsewhere in this prospectus supplement and the accompanying prospectus and from time-to-time in our reports and documents which are filed with the SEC, and you should not place undue reliance on those statements.

The risks included here are not exhaustive. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

S-v

SUMMARY

This summary highlights some of the information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the information set forth under the caption “Risk Factors,” as well as the financial statements and related notes and other information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

OUR COMPANY

Gramercy Property Trust Inc. is a leading global investor and asset manager of commercial real estate. Gramercy specializes in acquiring and managing single-tenant, net leased industrial and office properties. We focus on income producing properties leased to high quality tenants in major markets in the United States and Europe.

Gramercy earns revenues from three primary sources, including (i) rental revenues on properties that we own directly in the United States, (ii) asset management revenues on properties owned by third parties in both the United States and Europe and (iii) pro-rata rental revenues on our investment in the Gramercy European Property Fund.

We were formed in April 2004 as a Maryland corporation, and we completed our initial public offering in August 2004. In April 2013, following a strategic review and repositioning of Gramercy as an equity REIT, we changed our name from Gramercy Capital Corp. to Gramercy Property Trust Inc. and changed our ticker symbol to “GPT” on the New York Stock Exchange. We conduct substantially all of our operations through our Operating Partnership, GPT Property Trust LP. We are the sole general partner of our Operating Partnership. As of December 31, 2014, we owned an approximate 98.8% partnership interest in the Operating Partnership, excluding preferred units. As the sole general partner of the Operating Partnership, we have the exclusive and complete responsibility for and discretion in its day-to-day management and control.

Our principal executive office is located at 521 Fifth Avenue, 30th Floor, New York, New York 10175 and our phone number is (212) 297-1000.

Current Property Portfolio Update

As of April 8, 2015, we owned interests in 159 properties containing approximately 18.0 million aggregate rentable square feet. During the period January 1, 2015 through April 8, 2015, we closed on the acquisition of 27 properties containing approximately 4.5 million rentable square feet for an aggregate purchase price of $570.0 million. Our property portfolio has the following characteristics as of April 8, 2015:

•	99.6% occupancy;
•	a weighted average remaining lease term of 8.7 years (based on annualized base rent as of April 1, 2015);
•	40.3% investment grade tenancy (includes investment grade guarantors and subsidiaries of non-guarantor investment grade parent companies) (based on annualized base rent as of April 1, 2015);
•	81.0% of our net rentable square footage is subject to leases with scheduled expirations in 2020 and thereafter (with 0.2%, 1.8%, 4.0%, 0.8% and 12.1% scheduled to expire in 2015, 2016, 2017, 2018 and 2019, respectively); and
•	Our top-5 markets are Los Angeles (14%), Dallas (9%), Jacksonville (8%), Chicago (7%), and South Florida (7%) based on annualized base rent as of April 1, 2015.

The following table provides certain information regarding our property portfolio as of April 8, 2015:

Property Type	Number of Properties	% of Gross Purchase Price	Occupancy	Total Rentable Square Feet	Annualized Contractual Base Rent(1)
Industrial	65	47%	100.0%	12.4 million	$63.5 million
Office/Banking Center(2)	85	43%	98.6%	5.1 million	$58.1 million
Specialty(3)	7	6%	100.0%	224 acres	$8.7 million
Data Center	2	4%	100.0%	0.2 million	$4.5 million
Total	159	100%	99.6%	18.0 million	$134.8 million

(1)	Based on annualized base rent as of April 1, 2015.
(2)	Includes one office property at 25% GPT ownership.
(3)	Specialty asset portfolio comprised of 224 acres of land and 0.3 million aggregate rentable square feet of building space that we lease to a car auction services company, a bus depot, a rental car company and an auto replacement parts vendor.

The following table provides certain information regarding our acquisitions from January 1, 2015 through April 8, 2015:

Location	Rentable Square Feet	Property Type		Purchase Date	Purchase Price ($mm)	Annualized Contractual Base Rent ($mm)(1)	WALT (yrs)(2)
St. Louis, MO	211,000	Industrial		1/6/2015	$10.6	$0.8	14.7
Cinnaminson, NJ (Philadelphia)	465,000	Industrial		1/9/2015	$27.1	$1.7	10.3
Milford, CT (New Haven)	24,700	Industrial		2/2/2015	$6.4	$0.5	5.1
Charlotte, NC	113,600	Office		2/3/2015	$18.2	$1.2	11.4
Milwaukee 3-Property Portfolio	452,752	Industrial		2/13/2015	$19.8	$1.7	3.0
Kent, WA (Seattle)	214,970	Industrial		3/5/2015	$18.5	$1.2	5.9
San Jose, CA	207,006	Industrial		3/5/2015	$44.0	$2.8	12.7
Dividend Capital Portfolio (Various)	2,668,822	Various	(3)	3/11/2015	$398.6	$31.1	6.3
Oswego, IL (Chicago)	74,960	Industrial		3/26/2015	$4.7	$0.4	7.1
Burbank, CA (Los Angeles)	95,000	Flex Office		3/31/2015	$22.2	$1.4	11.3
Total	4,527,810				$570.0	$42.6	7.2

(1)	Based on annualized base rent as of April 1, 2015.
(2)	Weighted average lease term (“WALT”) as of purchase date based on annualized base rent.
(3)	Dividend Capital Portfolio consists of office, industrial and data center properties.

Recent Developments

Closing of Portfolio Acquisition

On March 11, 2015, we closed on the acquisition of a portfolio consisting of 12 office and industrial properties (including two data centers) located in California (four properties), Texas (three properties), New Jersey (one property), Florida (one property), Ohio (one property), Illinois (one property) and Colorado (one property) (the “New Portfolio”) from various subsidiaries of Dividend Capital Diversified Property Fund Inc. (collectively, the “New Portfolio Sellers”).

The purchase price paid by the Company to the New Portfolio Sellers for the New Portfolio was approximately $399 million, consisting of approximately $271 million of cash consideration, subject to customary prorations, reserves and adjustments, and the assumption of approximately $128 million of indebtedness encumbering 11 of the 12 properties included in the New Portfolio (the “Portfolio Loan”). The Portfolio Loan bears interest at a fixed rate of 5.455% per annum and matures in July 2020.

Other Properties Under Contract or Letter of Intent

As of April 8, 2015, we have (i) six single tenant properties under contract to acquire for an aggregate purchase price of approximately $60.2 million, comprising approximately 730,000 aggregate rentable square feet and (ii) five single tenant properties under non-binding letter of intent (“LOI”) for an aggregate purchase price of approximately $56.6 million (including the assumption of $11.4 million of mortgage obligations), comprising approximately 760,000 aggregate rentable square feet. The closings for the properties we have under contract or LOI to acquire are expected to occur during the second quarter of 2015 and are subject to the satisfactory completion of our due diligence and customary closing conditions. As such, we cannot assure you that we will complete the acquisition of these properties under contract or LOI on time or at all. We expect to fund the cash portion of the purchase price of the properties we have under contract or LOI with cash on hand or borrowings under our Revolving Credit Facility.

The following table provides certain information regarding the properties we have under contract or LOI, as of April 8, 2015:

Location	Total Rentable Square Feet(1)	Annualized Contractual Base Rent(2)	Contractual Lease Escalations		Property Type
Columbus, OH	480,000	$1.6 million	2.0% per year		Industrial
Seattle, WA(3)	10,000	$0.5 million	CPI	(4)	Specialty
West Coast Portfolio(5)	240,000	$1.7 million	Various		Industrial
LOIs – Various(6)	760,000	$ 4.6 million	Various		Various
Total	1,490,000	$8.3 million

(1)	Rentable square feet rounded to the nearest 10,000 square feet.
(2)	Based on annualized base rent as of April 1, 2015.
(3)	Consists of two specialty properties in Seattle, WA.
(4)	Subject to annual CPI increases with a minimum of 3.0% and maximum of 6.0%.
(5)	Consists of three industrial properties located in Seattle, WA; Inland Empire, CA; and North Bay, CA.
(6)	Represents properties currently under LOI.

Financing Activity

Since December 31, 2014 to April 6, 2015, and adjusted for the Reverse Stock Split (as defined below), we have issued 656,711 shares of common stock at an average price of $28.40 per share under our at-the-market equity sales program, resulting in net proceeds to us of approximately $18.4 million.

Increase in Number of Authorized Common Stock

On February 26, 2015, our stockholders approved Articles of Amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 220,000,000 shares to 400,000,000 shares. The Articles of Amendment were filed with the Maryland State Department of Assessments and Taxation (“MDAT”) on February 26, 2015 and became effective on that date.

Reverse Stock Split

On March 20, 2015 at 5:00 p.m. Eastern time, we effectuated a reverse stock split of our common stock and the outstanding units of GPT Property Trust LP at a ratio of 1-for-4 (the “Reverse Stock Split”).

No fractional shares were issued in connection with the Reverse Stock Split. Instead, each stockholder holding fractional shares received, in lieu of such fractional shares, cash in an amount determined on the basis of the average closing price of our common stock on the New York Stock Exchange for the three consecutive trading days ending on March 20, 2015. The Reverse Stock Split applied to all of our outstanding shares of common stock and therefore did not affect any stockholder’s relative ownership percentage.

Selected Financial Information

Our financial statements for the periods ended on December 31, 2014 that are incorporated by reference into the prospectus are presented without giving effect to the Reverse Stock Split. As a result of the Reverse Stock Split, we are presenting selected financial data, which reflects the effect of the Reverse Stock Split, for the years ended December 31, 2014, 2013, 2012, 2011 and 2010.

The selected financial information should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports on Form 10-K for these periods.

	For the year ended December 31,
	2014	2013	2012	2011	2010
Total revenues	$107,940	$56,704	$36,821	$7,772	$1,197
Property operating expenses	38,620	22,279	23,226	5,947	4,033
Net impairment recognized in earnings	4,816	2,002	—	—	—
Depreciation and amortization	36,408	5,675	256	136	174
Interest expense	16,586	1,732	—	—	280
Realized loss on derivative instruments	3,300	—	—	—	—
Unrealized loss on derivative instruments	—	115	—	—	—
Management, general and administrative	18,416	18,210	25,335	22,150	22,369
Acquisition expenses	6,171	2,808	111	—	—
Total expenses	124,317	52,821	48,928	28,233	26,856
Income (loss) from continuing operations before equity in income (loss) from joint ventures and equity investments, gain on remeasurement of previously held joint venture, loss on extinguishment of debt, and provision for taxes	(16,377)	3,883	(12,107)	(20,461)	(25,659)
Equity in net income (loss) of joint ventures and equity investments	1,959	(5,662)	(2,904)	121	(303)
Loss from continuing operations before gain on remeasurement of previously held joint venture, loss on extinguishment of debt, provision for taxes, and discontinued operations	(14,418)	(1,779)	(15,011)	(20,340)	(25,962)
Gain on remeasurement of previously held joint venture	72,345	—	—	—	—
Loss on extinguishment of debt	(1,925)	—	—	—	—
Provision for taxes	(809)	(6,393)	(3,330)	(563)	(966)
Net income (loss) from continuing operations	55,193	(8,172)	(18,341)	(20,903)	(26,928)
Net income (loss) from discontinued operations	(524)	392,999	(153,207)	358,380	(946,615)
Net income (loss)	54,669	384,827	(171,548)	337,477	(973,543)
Net (income) loss attributable to non-controlling interest	236	—	—	—	(145)
Net income (loss) attributable to Gramercy Property Trust Inc.	54,905	384,827	(171,548)	337,477	(973,688)
Preferred stock redemption costs	(2,912)	—	—	—	—
Accrued preferred stock dividends	(7,349)	(7,162)	(7,162)	(7,162)	(8,798)
Excess of carrying amount of tendered preferred stock over consideration paid	—	—	—	—	13,713
Net income (loss) available to common stockholders	$44,644	$377,665	$(178,710)	$330,315	$(968,773)
Net income (loss) per common share – Basic	$1.70	$24.56	$(13.75)	$26.30	$(77.62)
Net income (loss) per common share – Diluted	$1.66	$24.56	$(13.75)	$26.30	$(77.62)
Basic weighted average common shares outstanding	26,202,953	15,375,211	12,994,115	12,557,275	12,480,982
Diluted weighted average common shares and common share equivalents outstanding	26,937,585	15,375,211	12,994,115	12,557,275	12,480,982

THE OFFERING

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of the terms of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer
Gramercy Property Trust Inc.
Common stock offered by us
8,500,000 shares (or 9,775,000 shares if the underwriters exercise in full their option to purchase additional shares).
Common stock to be outstanding after this offering(1)
56,004,622 shares (or 57,279,622 shares if the underwriters exercise in full their option to purchase additional shares).
Use of proceeds
We expect that the net proceeds to us from this offering will be approximately $225.5 million, or approximately $259.3 million if the underwriters exercise their option to purchase additional shares in full, in each case, after deduction for the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds to repay outstanding borrowings under our senior revolving credit facility (the “Revolving Credit Facility”), which is generally used to fund real estate acquisitions, including properties currently under contract or letter of intent. See “Use of Proceeds” and “Underwriting — Other Relationships”.
Restrictions on ownership and transfer
Our charter contains restrictions on ownership and transfer of our common stock intended, among other purposes, to protect our status as a REIT for federal income tax purposes. For example, our charter generally restricts any person from acquiring beneficial or constructive ownership in excess of 9.8% in value or in number of shares, whichever is more restrictive, of common stock outstanding at such time or in excess of 9.8% in value of the aggregate of the outstanding shares of our capital stock, as more fully described in the section entitled “Description of Capital Stock — Restrictions on Ownership and Transfer” in the accompanying prospectus.
Certain material federal income tax considerations
An investment in our common stock is subject to special and complex federal income tax rules. Prospective investors are urged to consult their tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of our common stock. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.
Settlement date
Delivery of the shares will be made against payment therefor on or about April 14, 2015.

Risk factors
You should read carefully “Risk Factors” in this prospectus supplement for certain considerations relevant to an investment in any shares of our common stock.
NYSE symbol
“GPT”

(1)	Based on 47,504,622 shares of our common stock issued and outstanding as of April 7, 2015. Excludes 489,198 shares of common stock issuable upon redemption of outstanding common units of limited partnership interest in the Operating Partnership (“OP Units”) held by third parties.

RISK FACTORS

Investment in our common stock offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. You should consider carefully the risk factors and other information contained in this prospectus supplement and the accompanying prospectus, as well as the risk factors and other information included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein, and the other information contained in, or incorporated by reference into, this prospectus supplement and accompanying prospectus, as updated by our subsequent filings under the Exchange Act, before acquiring any of our common stock.

The price of our common stock is volatile and may decline.

The market price our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock.

Future issuances or sales of our common stock may depress the market price of our common stock and have a dilutive effect on our existing stockholders, including purchasers in this offering.

We cannot predict whether future issuances of our common stock or the availability of shares for resale in the open market may depress the market price of our common stock. In July 2014, we issued 944,601 Class A limited partnership units of our Operating Partnership (after giving effect to the Reverse Stock Split) in connection with the acquisition of a portfolio of four industrial properties totaling approximately 1.6 million square feet (the “Cardinal Acquisition”). OP units may be redeemed, subject to certain conditions, for cash or, at our option, shares of our common stock or any combination thereof. In October 2013, we issued 2,883,800 shares of our common stock (after giving effect to the Reverse Stock Split) in a private placement (the “2013 Offering”), which were subject to lock-up restrictions until March 25, 2014. Subsequent to March 25, 2014, these shares were registered for resale by the selling stockholders on an effective shelf registration statement and as such, are now freely tradable. In addition, in March 2014, our Operating Partnership issued $115 million aggregate principal amount of Notes, which may be convertible into shares of our common stock pursuant to the terms thereof. Future issuances or sales of a substantial number of shares of our common stock in the public market, including the resale of the shares issued in the 2013 Offering or the sale of any shares issued upon exchange of the 3.75% Exchangeable Senior Notes due 2019 (the “Notes”), the anticipated issuance of the OP units described immediately above and any subsequent resale of the common shares that may be issued upon redemption of such OP units, or the sale of the common shares or the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions, or the perception that such issuances or sales might occur, may cause the market price of our shares to decline. In addition, future issuances of our common stock, including the anticipated issuance of the OP units described above, may be dilutive to existing stockholders.

In connection with this offering, we have entered into a lock-up agreement that prevents us from issuing, subject to certain exceptions, additional common stock or securities convertible or exchangeable for common stock until 45 days after the date of this prospectus supplement, subject to certain extensions, as described in “Underwriting.” These lock-up provisions, at any time and without notice, may be waived by Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, three of the joint bookrunning underwriters in this offering. We cannot predict whether future issuances or sales of shares of our common stock or the availability of shares for resale in the open market will decrease the per share trading price per share of our common stock.

USE OF PROCEEDS

We expect that the net proceeds to us from this offering will be approximately $225.5 million, or approximately $259.3 million if the underwriters exercise their option to purchase additional shares in full, in each case, after deduction for the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds to repay outstanding borrowings under our Revolving Credit Facility, which is generally used to fund real estate acquisitions, including properties currently under contract or letter of intent.

As of the date of this prospectus supplement, we have $235 million of borrowings outstanding under the Revolving Credit Facility, which bears interest at a floating rate based upon, at our option, either (i) LIBOR plus an applicable margin ranging from 1.35% to 2.05%, depending on our total leverage ratio, or (ii) the applicable base rate plus an applicable margin ranging from 0.35% to 1.05%, depending on our total leverage ratio. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, J.P. Morgan Securities LLC, BNY Mellon Capital Markets, LLC, The Huntington Investment Company, Piper Jaffray & Co. and SunTrust Robinson Humphrey, Inc. or certain of their affiliates are lenders and/or agents under our Revolving Credit Facility. In addition, Stifel, Nicolaus & Company, Incorporated may pay an unaffiliated entity or its affiliate, who is also a lender under our Revolving Credit Facility, a fee in connection with sales of shares of common stock in this offering. As described above, we intend to use the net proceeds from this offering to repay outstanding borrowings under our Revolving Credit Facility. As a result, these underwriters or their affiliates will receive their proportionate share of the amount of our Revolving Credit Facility that is repaid with the proceeds of this offering. See “Underwriting — Other Relationships.”

DISTRIBUTION POLICY

We intend to make cash or stock distributions to our stockholders, consistent with our intention to continue to qualify as a REIT for federal income tax purposes. To qualify as a REIT, we must distribute annually to our stockholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “Material U.S. Federal Income Tax Considerations — Distribution Requirements” in the accompanying prospectus. Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes. From October 1, 2008, to January 15, 2014, we were prevented from paying dividends to holders of our common stock because we were in arrears in the payment of dividends on our Series A Preferred Stock. Although such arrearages were paid in full in early 2014 and we reinstituted the payment of a quarterly dividend on our common stock around the same time, we have not established a minimum distribution payment level.

The amount, timing and frequency of any distributions will be determined by our Board in its sole discretion. Our Board will consider such factors as it deems relevant when authorizing any distributions, which may include:

•	our actual and projected results of operations;
•	our liquidity, cash flows and financial condition;
•	the revenue from our properties and other investments;
•	our operating expenses;
•	economic conditions;
•	applicable law;
•	any debt service requirements;
•	our capital expenditures;
•	prohibitions and other limitations under our financing arrangements;
•	our REIT taxable income;
•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, or the Code; and
•	other factors that our Board may deem relevant.

Any distributions we make in the future will depend significantly upon our actual results of operations, which may differ materially from our current expectations. For more information regarding risks that could materially and adversely affect our actual results of operations, see “Risk Factors.” We cannot assure you that distributions will be made or sustained or that our Board will not change our distribution policy in the future.

To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any shortfall, including selling certain of our assets, borrowing funds or using a portion of the net proceeds we receive in future offerings of our capital stock (and thus all or a portion of such distributions may constitute a return of capital for federal income tax purposes). We also may elect to pay all or a portion of any distribution in the form of a taxable distribution of our stock or debt securities.

We anticipate that any distributions generally will be taxable as ordinary income to our stockholders, although a portion of any distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the tax treatment of distributions to holders of shares of our common stock, see “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Our charter allows us to issue preferred stock that could have a preference on distributions. The distribution preference on our outstanding Series B Preferred Stock could limit our ability to make distributions to the holders of our common stock. We currently have no intention to issue any additional preferred stock, but, if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2014:

•	on an actual basis;
•	on a pro forma basis giving effect to the $429.0 million of cash used for the funding of acquisitions closed during the period January 1, 2015 through April 7, 2015 and the assumption of $141.0 million of related mortgage obligations (which collectively comprise the consideration for the $570.0 million of aggregate purchase price for the properties we have acquired since December 31, 2014) and the receipt by us of $18.4 million of net proceeds raised subsequent to December 31, 2014 from the sale of 656,711 shares of common stock through our at-the-market equity program; and
•	on a pro forma basis as adjusted to give effect to (i) the issuance and sale by us of 8,500,000 shares of common stock in this offering, after deducting the underwriting discount but before deducting estimated expenses of the offering payable by us; and (ii) the repayment of outstanding borrowings under our Revolving Credit Facility.

This table should be read in conjunction with the section entitled “Use of Proceeds.”

	As of December 31, 2014 (Dollars in thousands, except for share information)
	Actual	Proforma	Proforma as Adjusted(1)(2)
Cash and cash equivalents	$200,069	$24,475	$15,326
Debt:
Unsecured revolving credit facility(3)	$—	$235,000	$—
Exchangeable senior notes(4)	115,000	115,000	115,000
Senior unsecured term loan(3)	200,000	200,000	200,000
Mortgage notes payable(5)	168,311	309,344	309,344
Total debt obligations	483,311	859,344	624,344
Noncontrolling interest in operating partnership	16,129	16,129	16,129
Equity (deficit):
Common stock, par value $0.001, 400,000,000 shares authorized, 46,736,392 shares issued and outstanding actual(6) and 47,393,103 shares issued and outstanding pro forma and 55,893,103 shares issued and outstanding pro forma as adjusted.	47	47	56
Series B cumulative redeemable preferred stock, par value $0.001, liquidation preference $87,500, 3,500,000 shares authorized, issued and outstanding actual and pro forma as adjusted.	84,394	84,394	84,394
Additional paid-in-capital	1,768,977	1,787,354	2,013,196
Accumulated other comprehensive loss	(3,703)	(3,703)	(3,703)
Accumulated deficit	(942,934)	(942,934)	(942,934)
Total equity	906,781	925,158	1,151,009
Total Capitalization	$1,406,221	$1,800,631	$1,791,482

(1)	The pro forma as adjusted amounts in this offering give effect to the receipt by us of $225.9 million of net proceeds from the sale of 8,500,000 shares of common stock in this offering (assuming no exercise of the underwriters option to purchase additional shares and after deducting the underwriting discount but before deducting estimated expenses of the offering payable by us). See “Use of Proceeds” and “Cautionary Note Regarding Forward-Looking Information.”

(2)	The pro forma as adjusted column reflects the repayment of outstanding borrowings under our Revolving Credit Facility. See “Our Business and Investments — Recent Developments,” “Use of Proceeds” and “Cautionary Note Regarding Forward-Looking Information.”
(3)	On June 9, 2014, the Company entered into a Revolving Credit and Term Loan Agreement with lead arrangers JP Morgan Chase Bank, N.A, administrative agent, and Merrill Lynch, Pierce, Fenner and Smith Incorporated, as syndication agent, for a $400.0 million unsecured credit facility consisting of a $200.0 million senior term loan, or the Term Loan, with an initial term of five years, and a $200.0 million senior revolving credit facility, or the Unsecured Credit Facility, that has an initial term of four years with an option of a one-year extension. The aggregate amount of the Unsecured Credit Facility and Term Loan may be increased to a total of up to $800.0 million, in the aggregate, subject to the approval of the lender and satisfaction of certain customary terms. In January 2015, we expanded our unsecured credit facility increasing the revolving borrowing capacity thereunder to $400.0 million.
(4)	On March 18, 2014, we issued $115.0 million of Notes. The Notes are senior unsecured obligations of our Operating Partnership and are guaranteed by us on a senior unsecured basis. The Notes mature on March 15, 2019, unless redeemed, repurchased or exchanged in accordance with their terms prior to such date. The fair value of the Notes was determined at issuance to be approximately $106.7 million. The discount is being amortized to interest expense over the expected life of the Notes. As of December 31, 2014, the carrying value of the Notes was approximately $107.8 million. The Notes will be exchangeable, under certain circumstances, for cash, for shares of our common stock or for a combination of cash and shares of our common stock, at our Operating Partnership’s election. The Notes will also be exchangeable prior to the close of business on the second scheduled trading date immediately preceding the stated maturity date, or at any time beginning on December 15, 2018, and also upon the occurrence of certain events. On or after March 20, 2017, in certain circumstances, the Operating Partnership may redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The Notes have an exchange rate of 40.3832 shares of our common stock per $1,000 principal amount of the Notes, representing an exchange price of approximately $24.76 per share of our common stock.
(5)	Mortgage notes payable represents the outstanding principal balance which excludes fair market value adjustments for mortgage notes assumed by us and excludes adjustments for premiums or discounts. The carrying value of mortgage notes payable as of December 31, 2014 was $168.3 million. The pro forma column reflects the assumption of $141.0 million of mortgage obligations related to acquisitions of properties closed during the period January 1, 2015 through April 7, 2015. See “Our Business and Investments — Recent Developments,” “Use of Proceeds” and “Cautionary Note Regarding Forward-Looking Information.”
(6)	Presented to reflect the increase in the number of authorized shares of common stock from 220,000,000 shares to 400,000,000 approved by our stockholders on February 26, 2015 and the effect of the 1-for-4 reverse common stock split effective at 5:00 p.m. Eastern time on March 30, 2015.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and of certain provisions in our charter and bylaws. For a complete description, you are urged to review in their entirety our charter and our bylaws, and applicable Maryland law. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 400,000,000 shares of common stock, $0.001 par value per share, up to 25,000,000 shares of preferred stock, $0.001 par value per share, and up to 5,000,000 shares of excess stock, $0.001 par value per share. As of April 7, 2015, there were 47,504,622 outstanding shares of common stock and 3,500,000 outstanding shares of our preferred stock. Under the Maryland General Corporation Law (the “MGCL”), stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

Our charter provides that we may issue up to 400,000,000 shares of common stock, $0.001 par value per share. Subject to the provisions of our charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of common stock will possess the exclusive voting power. Holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.

On March 20, 2015 at 5:00 p.m. Eastern time, we effectuated a reverse stock split of our common stock at a ratio of 1-for-4.

As of April 7, 2015, there were 47,504,622 shares of common stock outstanding.

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on their stock if, as and when authorized by our Board and declared by us out of assets legally available therefor. The holders of shares of our common stock are also entitled to share ratably in our assets legally available for distribution to our common stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all our known debts and liabilities.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for our common stock. Our common stock trades on the NYSE under the trading symbol “GPT.”

Preferred Stock

Our charter provides that we may issue up to 25,000,000 shares of preferred stock, $0.001 par value per share. The shares of preferred stock may be issued from time to time in one or more classes or series, without stockholder approval, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption thereof as established by our Board.

As of April 7, 2015, there were 3,500,000 shares of preferred stock outstanding, consisting of 3,500,000 shares of our 7.125% Series B Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, $0.001 par value per share. A description of our Series B Preferred Stock is set forth in our registration statement on Form 8-A filed with the SEC on August 14, 2014, which is incorporated herein by reference.

Excess Stock

Our charter provides that we may issue up to 5,000,000 shares of excess stock, $0.001 par value per share. As of April 7, 2015, there were no shares of excess stock outstanding.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,700,000
Morgan Stanley & Co. LLC	1,700,000
RBC Capital Markets, LLC	1,700,000
J.P. Morgan Securities LLC	1,700,000
JMP Securities LLC	297,500
Ladenburg Thalmann & Co. Inc.	297,500
BNY Mellon Capital Markets, LLC	170,000
Compass Point Research & Trading, LLC	170,000
The Huntington Investment Company	170,000
Piper Jaffray & Co.	170,000
Stifel, Nicolaus & Company, Incorporated	170,000
SunTrust Robinson Humphrey, Inc.	170,000
CJS Securities, Inc.	85,000
Total:	8,500,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement and the accompanying prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,275,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less the underwriting discount, and less any dividends or distributions declared, paid or payable on the shares that the underwriters have agreed to purchase from us but that are not payable on such additional shares. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,275,000 shares of common stock.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$27.7500	$235,875,000	$271,256,250
Underwriting discount to be paid by us	$1.1793	$10,024,050	$11,527,658
Proceeds, before expenses, to us	$26.5707	$225,850,950	$259,728,593

The estimated offering expenses payable by us, exclusive of the underwriting discount, are approximately $395,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority.

Our common stock is listed on the NYSE under the trading symbol “GPT.”

We and all of our directors and officers have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 45 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;
•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

Whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, (ii) transfers of shares of our common stock or any security convertible into shares of our common stock by our named executive officers or directors as a bona fide gift and (iii) distributions of shares of our common stock or any security convertible into shares of our common stock by our named executive officers or directors to their limited partners or stockholders, provided, in the case of (ii) and (iii), that each donee or distributee, as the case may be, agrees to similar restrictions and, in the case of (i) through (iii) no filing under Section 16(a) of the Exchange Act will be required or will be voluntarily made during the restricted period;
•	the sale of shares of common stock by us in this offering to the underwriters;
•	the grant by us of restricted stock, options or other securities pursuant to an equity compensation plan;
•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement;
•	the establishment by us or by our named executive officers or directors of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

•	the filing by us of any post effective amendment, prospectus or prospectus supplement in respect to the Company’s shelf registration on Form S-3 (333-194967) related to the resale of the shares of common stock issued and sold in the 2013 Offering;
•	the filing by us of any post effective amendment, prospectus or prospectus supplement in respect to the Company’s shelf registration statement on Form S-3 (333-198406) related to the resale of shares of common stock issuable upon exchange of the Notes; or
•	the issuance by us of shares of common stock upon redemption of the OP Units issued in connection with the Cardinal Acquisition and the filing by us of any post effective amendment, prospectus or prospectus supplement in respect to the Company’s shelf registration statement on Form S-3 (333-197343) related to the resale of such common stock.

Subject to limited exceptions, the restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or material news event relating to us occurs, or
•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, J.P. Morgan Securities LLC, BNY Mellon Capital Markets, LLC, The Huntington Investment Company, Piper Jaffray & Co. and SunTrust Robinson Humphrey, Inc. or certain of their affiliates are lenders and/or agents under our Revolving Credit Facility. In addition, Stifel, Nicolaus & Company, Incorporated may pay an unaffiliated entity or its affiliate, who is also a lender under our Revolving Credit Facility, a fee in connection with sales of shares of common stock in this offering. Certain affiliates of the underwriters may also act as lenders under mortgages on certain of our properties. In addition, Bank of America, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a party to a master lease with us pursuant to which it leases approximately 96% of the rentable square feet in the Bank of America Portfolio as of April 1, 2015, which represents approximately 22% of our rental revenues as of April 1, 2015. We intend to use the net proceeds from this offering to repay borrowings outstanding under our Revolving Credit Facility. As a result these underwriters or their affiliates will receive their pro rata portion of the proceeds from this offering that we use to repay such borrowings. See “Use of Proceeds.”

Selling Restrictions

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus supplement and accompanying prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and accompanying prospectus. The shares of common stock to which this prospectus supplement and accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

Venable LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law. Certain legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP and for the underwriters by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements of Gramercy Property Trust Inc. appearing in Gramercy Property Trust Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 including the schedules appearing therein, and the effectiveness of Gramercy Property Trust Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of revenues and certain expenses of GPT GIG BOA Portfolio Holdings LLC, appearing in Gramercy Property Trust Inc.’s Current Report (Form 8-K/A) for the year ended December 31, 2013 and for the period from August 12, 2012 (inception) through December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated statements of revenues and certain expenses are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Common stock
Preferred stock
Debt securities

We or any selling stockholder may offer and sell, from time to time, in one or more offerings, shares of our common stock, $0.001 par value per share, one or more series of our preferred stock, $0.001 par value per share, and debt securities, which we refer to collectively as the “securities” in this prospectus. We or any selling stockholder may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. Each time securities are offered under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the terms of the offering and the offered securities and may also supplement, update or amend information contained in this prospectus.

The applicable prospectus supplement will also contain information, where applicable, about the material United States federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement, not contained in this prospectus. In addition, such specific terms may include limitations on direct and beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to assist in maintaining our status as a real estate investment trust, or REIT, for U.S. federal income tax purposes. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

We or any selling stockholder may offer and sell these securities to or through underwriters, dealers or agents, directly to purchasers or through a combination of these methods. If we use underwriters, dealers or agents to sell these securities, we will name them and describe their compensation arrangements in the prospectus supplement relating to such offering.

Our common stock trades on the New York Stock Exchange (“NYSE”) under the trading symbol “GPT.” On November 25, 2014, the last reported sale price of our common stock on the NYSE was $5.93 per share. Our 7.125% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) trades on the NYSE under the trading symbol “GPT-PB.” On November 25, 2014, the last reported sale price of our Series B Preferred Stock on the NYSE was $25.60 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We impose certain restrictions on the ownership and transfer of shares of our common stock and our other capital stock. You should read the information under the section entitled “Description of Capital Stock — Restrictions on Ownership and Transfer” in this prospectus for a description of these restrictions.

Investing in these securities involves certain risks. See “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf registration process, we may offer and sell the securities described in this prospectus in one or more offerings, and selling stockholders may offer such securities owned by them.

This prospectus provides you with a general description of our securities that may be offered by us and/or selling stockholders. Each time our securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also modify or supersede information contained in this prospectus. References to this prospectus or any accompanying prospectus supplement also mean the information contained in other documents we have filed with the SEC and have referred you to in this prospectus or an accompanying prospectus supplement. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and the prospectus supplement applicable to any offering, together with any additional information that we refer you to as discussed under “Where You Can Find More Information.”

In addition, we may prepare and deliver one or more “free writing prospectuses” to you in connection with any offering of securities under this prospectus. Any such free writing prospectus may contain additional information about us, our business, the offered securities, the manner in which such securities are being offered, our intended use of the proceeds from the sale of such securities, risks relating to our business or an investment in such securities or other information.

This prospectus and certain of the documents incorporated by reference into this prospectus contain, and any accompanying prospectus supplement or free writing prospectus that we deliver to you, may contain summaries of information contained in documents that we have filed or will file as exhibits to our SEC filings. Such summaries do not purport to be complete and are subject to, and qualified in their entirely by reference to, the actual documents filed with the SEC.

You should not assume that the information contained in this prospectus, the registration statement to which this prospectus is a part, any accompanying prospectus supplement or any free writing prospectus that we deliver to you is accurate as of any date other than the date of such documents or that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, operating results, financial condition, capital resources and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference into this prospectus, the registration statement of which this prospectus is a part, any accompanying prospectus supplement, and any free writing prospectus that we deliver to you. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

Unless the context indicates otherwise, the terms “we,” “our,” “us,” “our company” and “the Company” refer to Gramercy Property Trust Inc., a Maryland corporation, which has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes, together with its consolidated subsidiaries, including: GPT Property Trust LP, a Delaware limited partnership, or the Operating Partnership.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov or from our Internet site at http://www.gptreit.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.gptreit.com or in print upon written request addressed to Corporate Secretary, Gramercy Property Trust Inc., 521 Fifth Avenue, 30th Floor, New York, New York, 10175. However, the information included on or linked from our Internet site does not constitute a part of this prospectus or any accompanying prospectus supplement.

The common stock is listed on the NYSE under the symbol “GPT” and the Series B Preferred Stock is listed on the NYSE under the symbol “GPT-PB.” You can also inspect and copy any reports, proxy statements and other information that we file with the SEC at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

We have filed with the SEC a registration statement on Form S-3 relating to the securities offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information about us and the securities offered by this prospectus. You may review and obtain a copy of the registration statement and the exhibits that are a part of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website or our website. You can also call or write us for a copy as described below under “Documents Incorporated by Reference.”

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating it in full in this prospectus. The information incorporated by reference is deemed to be part of this prospectus, and the information we file with the SEC after the date of this prospectus will automatically update, modify and, where applicable, supersede any information included in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules). The SEC file number for these documents is 1-32248.

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014, as amended by Form 10-K/A filed with the SEC on March 31, 2014;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on May 9, 2014, August 8, 2014 and November 6, 2014, respectively;
•	Our Current Reports on Form 8-K, filed with the SEC on February 28, 2014, March 21, 2014, March 24, 2014, May 9, 2014, May 12, 2014, May 19, 2014, June 13, 2014, July 1, 2014, July 31, 2014, August 15, 2014, August 22, 2014, September 19, 2014, and October 1, 2014;
•	The information included in Part III of our Annual Report on Form 10-K/A filed with the SEC on April 29, 2014;
•	The description of our common stock set forth in the Registration Statement on Form 8-A, filed with the SEC on July 21, 2004, and any amendment or report filed for the purpose of updating such description; and
•	The description of our 7.125% Series B Cumulative Redeemable Preferred Stock set forth in the Registration Statement on Form 8-A, filed with the SEC on August 14, 2014, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of securities under this prospectus, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes this statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any supplement to this prospectus. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus.

Upon written or oral request, we will provide to you, without charge, a copy of any of the documents incorporated by reference in this prospectus but not delivered with the prospectus, excluding all exhibits that we have not specifically incorporated into this document by reference. You may obtain documents incorporated by reference in this document by requesting them by writing or telephoning us at:

Gramercy Property Trust Inc.
521 Fifth Avenue, 30th Floor
New York, New York 10175
(212) 297-1000
Attention: Corporate Secretary

Additional information, including information regarding the annual, quarterly and current reports, proxy statements and other information filed by us with the SEC under the Exchange Act is available by following the instructions provided in this Registration Statement under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Some of the statements included in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference in this prospectus and any accompanying prospectus supplement may constitute forward-looking statements within the meaning of the federal securities laws. You can identify forward-looking statements by the use of forward-looking expressions such as “may,” “will,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “continue,” or any negative or other variations on such expressions. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections, plans and objectives for future operations. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the success or failure of our efforts to implement our current business strategy;
•	our ability to identify and complete additional property acquisitions and risks of real estate acquisitions;
•	availability of investment opportunities on real estate assets and real estate-related and other securities;
•	the performance and financial condition of tenants and corporate customers;
•	the adequacy of our cash reserves, working capital and other forms of liquidity;
•	the availability, terms and deployment of short-term and long-term capital;
•	demand for industrial and office space;
•	the actions of our competitors and our ability to respond to those actions;
•	the timing of cash flows from our investments;
•	the cost and availability of our financings, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;
•	early termination of the Amended Restated Asset Management Services Agreement, between one of our wholly owned taxable REIT subsidiaries (“TRSs”) and KBS Real Estate Investment Trust, Inc.;
•	economic conditions generally and in the commercial finance and real estate markets and the banking industry specifically;
•	unanticipated increases in financing and other costs, including a rise in interest rates;
•	reduction in cash flows received from our investments;
•	volatility or reduction in the value or uncertain timing in the realization of our retained interests in certain subordinate bonds, preferred shares and ordinary shares in our 2005, 2006 and 2007 collateralized debt obligations (the “Retained CDO Interests”);
•	our ability to profitably dispose of non-core assets;
•	a high concentration of our properties are leased to Bank of America;
•	availability of, and ability to retain, qualified personnel and directors;
•	changes to our management and board of directors (our “Board”);
•	changes in governmental regulations, tax rates and similar matters;

•	legislative and regulatory changes (including changes to real estate and zoning laws, laws governing the taxation of REITs or the exemptions from registration as an investment company);
•	environmental and/or safety requirements and risks related to natural disasters;
•	declining real estate valuations and impairment charges;
•	our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and qualify for our exemption under the Investment Company Act, our operating partnership’s ability to satisfy the rules in order for it to qualify as a partnership for U.S. federal income tax purposes, and the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as TRSs for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•	uninsured or underinsured losses relating to our properties;
•	our inability to comply with the laws, rules and regulations applicable to companies, and in particular, public companies;
•	tenant bankruptcies and defaults on or non-renewal of leases by tenants;
•	decreased rental rates or increased vacancy rates;
•	the continuing threat of terrorist attacks on the national, regional and local economies; and
•	other factors discussed under “Risk Factors” in this prospectus and under Item 1A, “Risk Factors” of our most recent Annual Report on Form 10-K for the year ended December 31, 2013 and those factors that may be contained in any other filing we make with the SEC, which are incorporated by reference herein.

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described elsewhere in this prospectus and from time-to-time in our reports and documents which are filed with the SEC, and you should not place undue reliance on those statements.

The risks included here are not exhaustive. Other sections of this prospectus and the documents incorporated by reference herein may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

OUR COMPANY

Gramercy Property Trust Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States. We also operate an asset management business that manages for third-parties commercial real estate assets.

We were founded in 2004 as a specialty finance REIT focused on originating and acquiring loans and securities related to commercial and multifamily properties. In July 2012, following a strategic review, our Board announced a repositioning of Gramercy as an equity REIT focused on acquiring and managing income producing net leased real estate. To reflect this transformation, in April 2013 we changed our name from Gramercy Capital Corp. to Gramercy Property Trust Inc. and changed our ticker symbol to “GPT” on the NYSE.

We seek to acquire and manage a diversified portfolio of high quality net leased properties that generates stable, predictable cash flows and protects investor capital over a long investment horizon. We expect that these properties generally will be leased to a single tenant. Under a net lease, the tenant typically bears the responsibility for all property related expenses such as real estate taxes, insurance, and repair and maintenance costs. We believe this lease structure provides an owner with cash flows over the term of the lease that are more stable and predictable than other forms of leases, and minimizes the ongoing capital expenditures often required with other property types.

We were formed in April 2004 as a Maryland corporation and we completed our initial public offering in August 2004. We conduct substantially all of our operations through GPT Property Trust LP, or the Operating Partnership. We are the sole general partner of our Operating Partnership. Our Operating Partnership conducts our commercial real estate investment business through various wholly-owned entities and our third party asset management business primarily through a wholly-owned TRS.

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, and generally will not be subject to U.S. federal income taxes to the extent we distribute our taxable income, if any, to our stockholders. We have in the past established, and may in the future establish, TRSs, to effect various taxable transactions. Those TRSs would incur U.S. federal, state and local taxes on the taxable income from their activities.

Our executive offices are located at 521 Fifth Avenue, New York, New York, 10175, our telephone number is (212) 297-1000, and our Internet site address is http://www.gptreit.com. Information included on or linked from our Internet site is not incorporated into, and does not constitute part of, this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully consider the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the risks, uncertainties and additional information (i) set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus (and prior to the termination of the offering of securities under this prospectus) and which are deemed incorporated by reference in this prospectus, and (ii) the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Documents Incorporated by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

USE OF PROCEEDS

Except as may be otherwise described in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of the securities for working capital and other general corporate purposes. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities in a manner consistent with maintaining our qualification as a REIT. Unless otherwise described in any applicable prospectus supplement, we will not receive the proceeds of sales by selling stockholders, if any.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

Consolidated Ratio of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Stock Dividends

The following unaudited table presents the consolidated ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends as defined in Item 503(d) of Regulation S-K for the periods indicated. You should read these ratios in conjunction with Exhibit 12.1 filed as an exhibit to the registration statement of which this prospectus is a part.

	Nine Months Ended September 30, 2014	For the Years Ended December 31,
		2013(1)	2012(1)	2011(1)	2010(1)	2009
Earnings to Fixed Charges	6.3x	1.2X	0.9x	0.9x	0.9x	1.3X
Earnings to Combined Fixed Charges and Preferred Stock Dividends	4.2x	0.9x	0.8x	0.9x	0.8x	1.2X

(1)	For the years ended December 31, 2012, 2011 and 2010, earnings were not sufficient to cover fixed charges by $12.1 million, $20.5 million and $25.7 million, respectively. For the years ended December 31, 2013, 2012, 2011 and 2010, earnings were not sufficient to cover fixed charges and preferred dividends by $3.3 million, $19.3 million, $27.6 million and $34.5 million, respectively.

For the purpose of computing the ratios above, earnings have been calculated by taking pre-tax income from continuing operations before adjustment for income from equity investees and adding fixed charges, distributed income of equity investees and subtracting capitalized interest. Fixed charges consist of the sum of interest costs, whether expensed or capitalized, and amortized premiums, discounts and capitalized expenses related to indebtedness. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains general descriptions of the common stock, preferred stock and debt securities that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus, together with the accompanying prospectus supplement and any other offering materials, will contain the material terms of the securities being offered, including the specific types, amounts, prices and other detailed terms.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and of certain provisions in our charter and bylaws. For a complete description, you are urged to review in their entirety our charter and our bylaws, and applicable Maryland law. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 200,000,000 shares of common stock, $0.001 par value per share, up to 25,000,000 shares of preferred stock, $0.001 par value per share, and up to 25,000,000 shares of excess stock, $0.001 par value per share. As of November 20, 2014, there were 126,376,728 outstanding shares of common stock and 3,500,000 outstanding shares of our preferred stock. Under the Maryland General Corporation Law (the “MGCL”), stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

Our charter provides that we may issue up to 200,000,000 shares of common stock, $0.001 par value per share. Subject to the provisions of our charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of common stock will possess the exclusive voting power. Holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.

As of November 20, 2014, there were 126,376,728 shares of common stock outstanding.

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on their stock if, as and when authorized by our Board and declared by us out of assets legally available therefor. The holders of shares of our common stock are also entitled to share ratably in our assets legally available for distribution to our common stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all our known debts and liabilities.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for our common stock. Our common stock trades on the NYSE under the trading symbol “GPT.”

Preferred Stock

Our charter provides that we may issue up to 25,000,000 shares of preferred stock, $0.001 par value per share. The shares of preferred stock may be issued from time to time in one or more classes or series, without stockholder approval, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption thereof as established by our Board.

As of November 20, 2014, there were 3,500,000 shares of preferred stock outstanding, consisting of 3,500,000 shares of our 7.125% Series B Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, $0.001 par value per share. A description of our Series B Preferred Stock is set forth in our registration statement on Form 8-A filed with the SEC on August 14, 2014, which is incorporated herein by reference.

Excess Stock

Our charter provides that we may issue up to 25,000,000 shares of excess stock, $0.001 par value per share. As of November 20, 2014, there were no shares of excess stock outstanding.

Provisions of Our Charter and Bylaws

Subject to the limitations prescribed by our charter, our Board is authorized to classify and reclassify any unissued shares of capital stock into other classes or series of stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such shares of capital stock.

Our charter provides that our Board may be classified into three classes. However, currently our bylaws provide that directors will be subject to annual election. Subject to the rights of the holders of any class of stock separately entitled to elect one or more directors, at each annual meeting, the stockholders will elect directors to hold office until the annual meeting following such election and until their successors are elected and qualify. Our bylaws provide that our Board has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our common stock that a person may own. Our charter contains a stock ownership limit which prohibits any person, unless exempted by our Board, from acquiring or holding, directly or indirectly, applying attribution rules under the Code, shares of stock in excess of 9.8% in value of the aggregate of the outstanding shares of our capital stock or 9.8% of the total number of shares or value, whichever is more restrictive, of our outstanding common stock. Our charter further prohibits (1) any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), and (2) any person from transferring shares of our stock if such transfer would result in shares of our common stock being beneficially owned by fewer than 100 persons. Our Board may not grant and has not granted an exemption to the 9.8% ownership limit to any person whose ownership, direct or indirect, of in excess of 9.8% in value of the outstanding shares of our capital stock or 9.8% of the number or value (whichever is more restrictive) of the outstanding shares of our common stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT.

The person seeking an exemption must represent to the satisfaction of our Board that the exemption will not result in our failing to qualify as a REIT. Our Board may require a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel, in either case in form and substance satisfactory to our Board in its sole discretion, to determine or ensure our status as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on ownership and transfer, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Any transfer of shares of our stock which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations will be null and void and the intended transferee will acquire no rights in such shares of stock. However, if any such transfer of shares of our stock occurs, then that number of shares of our stock, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share), will be automatically converted into excess stock and transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner will not acquire any rights in such shares. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust will be issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares of stock held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee will be paid by the recipient of such distribution to the trustee upon demand, and any distribution authorized but unpaid will be paid when due to the trustee. Any distribution so paid to the trustee will be held in trust for the charitable beneficiary. The prohibited owner will have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, will be deemed to have given an irrevocable proxy to the trustee to vote such shares for the benefit of the charitable beneficiary.

The trustee may sell the shares of stock held in the trust to a person whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner will receive the lesser of (1) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the average closing price for the class of shares from which the shares of excess stock were converted for the ten trading days immediately preceding the sale or gift and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid to the charitable beneficiary. Upon such transfer of an interest in the trust, the corresponding shares of excess stock in the trust will be automatically exchanged for an equal number of shares of common stock or preferred stock, as applicable, and such shares of common stock or preferred stock, as applicable, will be transferred of record to the transferee of the interest in the trust. Prior to any transfer of any interest in the trust, we must have waived in writing our purchase rights as described below.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share payable to the prohibited owner equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reductions to the trustee for the benefit of the charitable beneficiary. We will have the right to accept such offer for a period of 90 days after the later of the date of our receipt of notice of an acquisition or attempted acquisition of shares in violation of the above transfer or ownership limitations or, if we do not receive such notice, the date that our Board determines in good faith that a transfer to a prohibited owner has occurred, but in no event later than a permitted transfer as described in the immediately preceding paragraph.

All certificates representing shares of our stock shall bear a legend referring to the restrictions described above.

Each beneficial owner or constructive owner of our stock and each person (including the stockholder of record) who is holding stock for a beneficial owner must upon demand provide to us such information as we may deem necessary in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for our stock or otherwise be in the best interest of the stockholders.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture between us and a “Senior Indenture Trustee,” referred to as the “Senior Indenture,” and subordinated debt securities will be issued under an indenture between us and a “Subordinated Indenture Trustee,” referred to as the “Subordinated Indenture.” This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture, collectively, as the “Indentures.” The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.”

The forms of Indentures are filed as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe some or all of the following terms, as applicable:

•	the title or designation;
•	whether the debt is senior or subordinated;
•	the aggregate principal amount offered and authorized denominations;
•	the initial public offering price;
•	the maturity date or dates;
•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;
•	whether the debt securities are fixed-rate debt securities or floating rate debt securities or original issue discount debt securities;
•	if the debt securities are fixed-rate debt securities, the yearly rate at which the debt security will bear interest, if any;
•	if the debt securities are floating-rate debt securities, the method of calculating the interest rate;
•	if the debt securities are original issue discount debt securities, their yield to maturity;
•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;
•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;
•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;
•	whether the debt securities will be convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;
•	the terms and conditions on which the debt securities may be redeemed at our option;
•	any obligation we may have to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;
•	the names and duties of any co-Indenture Trustees, depositaries, auction agents, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;
•	any material provisions of the applicable Indenture described in this prospectus that do not apply to the debt securities;
•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;
•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior debt;
•	the place where we will pay principal and interest;
•	additional provisions, if any, relating to the defeasance of the debt securities;
•	any U.S. federal income tax consequences relating to the offered securities, if material;
•	the dates on which premiums, if any, will be paid;
•	our right, if any, to defer payment of interest and the maximum length of this deferral period;
•	any listing of the debt securities on a securities exchange; and
•	any other specific terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior indebtedness.

In general, the holders of all senior debt securities are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal, premium, interest or other monetary amounts due and payable on any senior indebtedness, after any applicable grace period, we cannot make a payment on account of, redeem or otherwise acquire the subordinated debt securities unless and until the default is cured, waived or ceases to exist.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that are declared due and payable upon an event of default under the Subordinated Indenture, holders of all our senior indebtedness will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Unless otherwise specified in the applicable prospectus supplement, “senior indebtedness” means:

•	the principal, interest and any other amounts owing in respect of our indebtedness for borrowed money or indebtedness of others that we guarantee and indebtedness evidenced by bonds, notes, debentures or other similar instruments or letters of credit issued by us, including any senior debt securities issued under any Senior Indenture, or letters of credit;
•	all capitalized lease obligations;
•	all hedging obligations;
•	all obligations representing the deferred purchase price of property; and
•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above.

However, “senior indebtedness” does not include:

•	subordinated debt securities; and
•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Certain series of the subordinated debt securities may be subject to supplemental Indentures that alter the definitions of indebtedness and senior indebtedness as defined in the Subordinated Indenture. Because the definitions of indebtedness and senior indebtedness applicable to some of the series of subordinated debt may differ in a number of respects from the definitions applicable to other series, it is possible that holders of certain series of subordinated debt securities may receive more or less upon our bankruptcy, liquidation or dissolution or upon an acceleration of the corresponding series of subordinated debt securities than holders of other series of subordinated debt securities.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not, in a single transaction or a series of related transactions:

•	consolidate or merge with or into any other person or permit any other person to consolidate or merge with or into us; or
•	transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•	we are the surviving company or, in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, and expressly assumes, by supplemental indenture, all of our obligations under the Indentures;
•	immediately after giving effect to the transaction, no default on the debt securities exists; and
•	an officer’s certificate and an opinion of counsel concerning certain matters are delivered to the Trustee.

In addition, any offered series of debt securities may have additional covenants which will be described in the applicable prospectus supplement.

Modification of the Indentures

Under the Indentures, we and the relevant Trustee may amend the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the relevant Trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series or such other percentage as may be specified in the applicable prospectus supplement, modify the applicable Indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	change the fixed maturity of any such debt securities or the date on which any payment of interest on the debt securities is due and payable;
•	reduce the principal amount or interest rate on any debt security;
•	reduce the premium payable upon any redemption of the debt securities;
•	reduce the amount of principal payable on the acceleration of any debt securities issued originally at a discount;
•	change the place of payment of, or type of currency for payment of, debt securities;
•	impair the right to sue for the enforcement of any payment of principal, or any installment of interest or premium on or after the maturity (including in connection with a redemption, on or after the redemption date) of the debt securities;
•	reduce the percentage of debt securities of a series whose holders need to consent to a modification or a waiver;
•	modify any of the provisions in the applicable Indentures related to modifications that require the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series or provisions in the applicable Indentures related to the waiver of past defaults by the holders of debt securities, except to increase any such percentage or provide that certain other provisions may not be modified without the consent of each holder of the debt securities; or
•	in the case of the Subordinated Indenture, modify any provision affecting the subordination or ranking of the securities in a manner which adversely affects the holders.

Events of Default

Unless otherwise specified in an applicable prospectus supplement, each Indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay interest on any debt security of such series when due and payable, continued for 30 days;
•	our failure to pay principal on any debt security of such series when due;
•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;
•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure; and
•	certain events of bankruptcy or insolvency, whether voluntary or not, with respect to us or any material subsidiary.

In addition, the applicable prospectus supplement will describe any other event of default set forth in the applicable Indenture.

If an event of default regarding debt securities of any series issued under the Indentures should occur and be continuing, either the Trustee or the holders of at least 25% in the principal amount of outstanding debt securities of such series may declare the principal amount of each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us or any material subsidiary, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the Trustee.

No event of default regarding one series of debt securities issued under an Indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the Trustee under the Indentures and to waive certain past defaults regarding such series. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of debt securities, unless one or more of such holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the Trustee to take action. Holders must also offer reasonable indemnity satisfactory to the Trustee against liabilities incurred by the Trustee for taking such action, and the Trustee must have failed to institute any proceeding within 60 days after receiving such notice and offer of indemnity. These limitations do not apply if the holders of a majority of debt securities of the applicable series give an inconsistent direction. In addition, these limitations also do not apply to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium, if any.

Each Trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the Trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to each Trustee an annual statement as to compliance with all conditions and covenants under the Indenture.

Defeasance

We may discharge or defease our obligations under the Indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable Indenture.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the Trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest. Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC, and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•	DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act, and no successor depositary has been appointed for 90 days;
•	an event of default exists with respect to such global security;
•	we direct the applicable Trustee to do so; or
•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers of debt securities in certificated form may be registered at the Trustee’s corporate office or at the offices of any paying agent or Trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

Trustee

The Trustee shall be named in the applicable prospectus supplement.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Governing Law

Unless otherwise stated in the applicable prospectus supplement, the debt securities and the Indentures will be governed by the law of the State of New York, without regard to its principles of conflicts of laws.

DESCRIPTION OF GLOBAL SECURITIES

We may issue securities offered pursuant to this prospectus and any accompanying prospectus supplement in the form of one or more global securities, which we will refer to as the “global securities,” that will be deposited with or on behalf of a depositary. Unless otherwise indicated in the applicable prospectus supplement, the depositary with respect to the global securities will be DTC, and the following is a summary of the depositary arrangements applicable to those global securities.

Each global security will be deposited with or on behalf of DTC or its nominee and will be registered in the name of a nominee of DTC. DTC will thus be the only registered holder of these securities. That means that we, any Trustee, issuing and paying agent, registrar, or our other agent for the securities will be entitled to treat the registered holder, DTC, as the holder of the securities for all purposes. Except under the limited circumstances described below, global securities will not be exchangeable for definitive securities.

Only institutions that have accounts with DTC, which we refer to as “DTC participants,” or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records reflecting ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC will have no knowledge of the actual beneficial owners of the securities. The laws of some jurisdictions require that some types of purchasers take physical delivery of securities in definitive form. Those laws may impair your ability to transfer beneficial interests in a global security.

Upon the issuance of a global security and the deposit of that global security with or on behalf of DTC, DTC will credit on its book-entry registration and transfer system, the respective liquidation amount represented by that global security to the accounts of the DTC participants.

We will make distributions and other payments on the global securities to DTC or its nominee as the registered owner of the global security. We expect that DTC will, upon receipt of any distribution, redemption or other payment on a global security, immediately credit the DTC participants’ accounts with payments in proportion to their beneficial interests in the global security, as shown on the records of DTC or its nominee. We also expect that standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in the global securities held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The DTC participants will be responsible for those payments.

We and the paying agent or the registrar, or any of their respective agents, will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to beneficial interests in a global security or for any payments made on any global security.

Except as provided below, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in definitive form and will not be considered a holder of the securities for any purpose. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder of the securities pursuant to the instruments governing the securities.

We understand that, under existing industry practices, in the event that the issuer of a global security requests any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through them to take that action or would otherwise act upon the instructions of the beneficial owners owning through them.

Unless otherwise indicated in the applicable prospectus supplement, a global security is exchangeable for definitive securities registered in the name of persons other than DTC only if:

•	DTC is unwilling or unable to continue as depositary, and we are not able to locate a qualified successor depositary;
•	we determine in our sole discretion that the securities issued in the form of one or more global securities will no longer be represented by a global security; or
•	if applicable to the particular type of security, after the occurrence of an event of default, owners of beneficial interests in the securities aggregating at least a majority in stated amount of the securities advise us in writing that the continuation of a book-entry system is no longer in their best interest.

A global security that is exchangeable as described in the preceding paragraph will be exchangeable in whole for definitive, certificated securities in registered form of like tenor and of an equal aggregate stated amount and in a denomination equal to the stated amount security specified in the applicable prospectus supplement or in integral multiples of that denomination. The registrar will register the definitive securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global securities.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of the terms of certain provisions of Maryland law and our charter and bylaws is only a summary. For a complete description, we refer you to the MGCL and our charter and bylaws. Our charter and bylaws have been previously filed with the SEC, and are incorporated herein by reference and this summary is qualified in its entirety thereby.

Our Board of Directors

Our bylaws provide that the number of directors may be established, increased or decreased by our Board but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than 15. Any vacancy on our Board may be filled by a majority of the remaining directors, even if such a majority constitutes less than a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of our entire Board. Our stockholders may elect a successor to fill a vacancy on our Board which results from the removal of a director. Our bylaws provide that a majority of our Board must be independent directors.

Our charter provides that our Board may be classified into three classes. However, currently our bylaws provide that directors will be subject to annual election, with directors to be elected at the annual or a special meeting of our stockholders, and each director elected to hold office until the next annual meeting and until his or her successor is elected and qualifies, or until his or her earlier death, resignation or removal. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote are able to elect all of the successors of the directors whose terms expire at that meeting. Our bylaws provide that our Board has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Removal of Directors

Our charter provides that a director may be removed only for cause and by the affirmative vote of at least a majority of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the provision in our bylaws authorizing our Board to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees except upon cause and a substantial affirmative vote.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding stock. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must generally be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting stock; and
•	Two-thirds of the votes entitled to be cast by holders of outstanding voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our Board has adopted a resolution exempting business combinations between us and any person from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, at any time by our Board. If such resolution is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders’ best interests.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more, but less than one-third; (2) one-third or more, but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your common stock for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our Board. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our Chief Executive Officer, our President or our Board may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our Secretary upon the written request of stockholders entitled to cast not less than 25% of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our Secretary may prepare and mail the notice of the special meeting.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote on these matters, except that amendments to our charter are required to be approved by our stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.

Bylaws Amendments

Our Board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board may be made at a special meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) provided that our Board has determined that directors will be elected at such special meeting, by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The business combination provisions and the control share acquisition provisions of the Maryland corporation law could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for stockholders or otherwise be in their best interests.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	A classified board;
•	A two-thirds vote requirement for removing a director;
•	A requirement that the number of directors be fixed only by vote of the directors;
•	A requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	A majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our Board the exclusive power to fix the number of directorships.

Limitation of Directors’ and Officers’ Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation or its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by the MGCL.

Our charter authorizes our company to obligate itself, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify (a) any individual who is a present or former director or officer of our company and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. We may, with the approval of our Board, provide such indemnification and advance for expenses to a person who served a predecessor of our company in any of the capacities described in (a) or (b) above and to any employee or agent of our company or a predecessor of our company. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws includes expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present or former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expense actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Certain Rights of Directors, Officers, Employees and Agents

Our bylaws provide that the directors have no responsibility to devote their full time to the affairs of the Company and that any director or officer, employee or agent of the Company, in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Company.

Indemnification Obligations

Under our bylaws and pursuant to employment agreements with certain of our executive officers, we have certain indemnification obligations (the “Indemnification Obligations”). The Indemnification Obligations require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the Indemnification Obligations, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the Indemnification Obligations, and may cover our directors and executive officers under our directors’ and officers’ liability insurance.

REIT Qualification

Our charter provides that our Board may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of the Operating Partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of the Operating Partnership, as amended.

General

GPT Property Trust LP was formed in April 2004 to acquire and own our assets. The Operating Partnership is governed by the Fourth Amended and Restated Agreement of Limited Partnership of GPT Property Trust LP, dated as of July 31, 2014 (as amended, restated or supplemented, the “Partnership Agreement”). We are considered to be an umbrella partnership real estate investment trust (“UPREIT”), in which all of our assets are owned in a limited partnership, the Operating Partnership, of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, our proportionate share of the assets and income of the Operating Partnership are deemed to be our assets and income.

The Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to our common stockholders. The Operating Partnership is structured to permit limited partners in the Operating Partnership to exchange their limited partnership units for cash or, at our election, shares of our common stock on a one-for-one basis (in a taxable transaction) and, if our shares are then listed, achieve liquidity for their investment.

Although all of our assets are held through the UPREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through the Operating Partnership. In the event we elect to hold assets directly, the income of the Operating Partnership will be allocated as between us and limited partners so as to take into account the performance of such assets.

Management and Operations

Gramercy Property Trust Inc. is the sole general partner of the Operating Partnership, which we organized as a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through the Operating Partnership. Pursuant to the Partnership Agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of tenants, to make distributions to partners and to cause changes in the Operating Partnership’s business activities.

The Partnership Agreement requires that the Operating Partnership be operated in a manner that enables us (1) to satisfy the requirements for being classified as a REIT, (2) to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and (3) to ensure that the Operating Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Transferability of Interests

We may not voluntarily withdraw from the Operating Partnership or transfer or assign our interest in the Operating Partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	the transfer is to a wholly-owned subsidiary of the Company; or
•	we receive the consent of the partners holding more than 50% of the partnership interests of the then outstanding percentage interests, and in connection with which as a result of such transaction, all limited partners will receive or have the right to receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer will have been made to and accepted by the holders of more than 50% of the outstanding shares of common stock, each holder of partnership units will be given the option to exchange its partnership units for an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described below) and (2) sold, tendered or exchanged pursuant to the offer shares of common stock received upon exercise of the redemption right immediately prior to the expiration of the offer.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of our obligations under the Partnership Agreement and the Partnership Agreement will be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

Capital Contribution

The Partnership Agreement provides that the partners will have no obligation to make any additional capital contributions or provide any additional funding to the Operating Partnership if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions. If the Operating Partnership acquires any property by the merger of any other person into the Operating Partnership, persons who receive partnership interests in exchange for their interests in the person merging into the Operating Partnership will become partners and will be deemed to have made capital contributions to the Operating Partnership. The general partner is authorized to cause the Operating Partnership to issue partnership units or other interests in one or more classes or series, including but not limited to Class A units, 7.125% Series B Cumulative Redeemable Preferred Units and Long-term Incentive Plan (“LTIP”) units.

Redemption Rights

Pursuant to the Partnership Agreement, holders of each class of partnership units may have redemption rights. The holders of Class A units have redemption rights which enable them to cause the Operating Partnership to redeem their units in exchange for cash (or shares of common stock of the Company, at the election of the general partner) as is more specifically detailed in the Partnership Agreement. Notwithstanding the foregoing, a Class A limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	be prohibited under the articles of incorporation of the general partner, such as:
º	resulting in any person owning, directly or indirectly, common stock in excess of the Ownership Limit;
º	resulting in common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution); or
º	resulting in our being “closely held” within the meaning of Section 856(h) of the Code.
•	be prohibited under applicable federal or state securities laws or regulations, provided the common stock is publicly traded.

Partnership Expenses

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;
•	all expenses relating to offerings and registration of securities;
•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and
•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the Operating Partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties that are owned by us directly rather than by the Operating Partnership or its subsidiaries.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, we, as the general partner of the Operating Partnership, will have fiduciary duties to manage the Operating Partnership in a manner beneficial to the Operating Partnership and its partners. Our duties as general partner to the Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of the Operating Partnership or our stockholders in deciding whether to cause the Operating Partnership to take or decline to take any actions.

The limited partners of the Operating Partnership expressly will acknowledge that as the general partner of the Operating Partnership, we are acting for the benefit of the Operating Partnership, the limited partners and our stockholders collectively.

Distributions

The Partnership Agreement provides that the Operating Partnership will distribute cash flow from operations to the partners of the Operating Partnership first, to each holder of a participation interest that is entitled to any preference in distribution, then, in respect of their Class A and LTIP Units in accordance with their relative percentage interests on at least a quarterly basis in amounts determined by us as the general partner such that a holder of one Class A or LTIP Unit of limited partnership interest in the Operating Partnership receives the same amount of annual cash flow distributions from the Operating Partnership as the amount of annual distributions paid to the holder of one share of our common stock.

Upon liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

In general, the LTIP units are a class of partnership units in the Operating Partnership. The LTIP Units may be issued subject to vesting, forfeiture and additional restrictions on transfer in the sole discretion of the general partner. LTIP Unit holders shall be entitled to receive if, when and as authorized by the general partner out of funds legally available for the payment of distributions, regular cash distributions in an amount per unit equal to the distribution payable on each Class A Unit for the corresponding quarterly or other period. In addition, LTIP units will be entitled to receive an amount per unit equal to the amount distributed to Class A units upon a sale or disposition of substantially all of the assets of the Operating Partnership. LTIP Unit holders have the right to convert LTIP Units into Class A Units once they have vested or upon the submission of a Conversion Notice to the Operating Partnership when the holder is notified of the expected occurrence of an event that will cause his or her unvested LTIP Units to become vested. The general partner has the right to convert the LTIP Units of any holder into Class A Units at any time once they are vested. Notwithstanding the foregoing, the conversion of vested LTIP Units into Class A Units is subject to certain capital account limitations.

Currently, we have entered into LTIP Unit Award Agreements (the “LTIP Agreements”) with certain executives. Pursuant to the LTIP Agreements, we can grant a maximum of approximately 2.9 million LTIP Units to these executives. These LTIP Units are subject to achievement-based performance vesting provisions provided in the LTIP Agreements and have not yet vested. However, 378,092 LTIP Units were deemed earned as of June 30, 2014 and will vest on June 30, 2016, subject to continued employment of the applicable executives.

Allocations

Profits of the Operating Partnership for each fiscal year generally will be allocated (i) first, to us to the extent net losses previously allocated to us exceed net income, (ii) second, to holders of any class of units that are provided a preference on distribution in accordance with the Partnership Agreement and its amendments, and (iii) third, pro rata to the other limited partners in accordance with the respective percentage interests in the Operating Partnership. Notwithstanding the foregoing, the Operating Partnership will allocate gain on the sale of all or substantially all of its assets first to holders of LTIP Units and will, upon the occurrence of certain specified events (including the issuance of additional LTIP Units), revalue its assets with any net increase in valuation allocated first to the LTIP units, in each case to equalize the capital accounts of such holders with the average capital account per unit of the general partner’s OP units. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, will have the authority to elect the method to be used by the Operating Partnership for allocating items with respect to contributed property acquired in connection with any offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election will be binding on all partners.

Term

The Operating Partnership will continue until December 31, 2103, or until sooner dissolved upon:

•	an event of withdrawal of the general partner, unless, within ninety (90) days after the withdrawal a “majority interest” of the remaining partners consent in writing to continue the business of the partnership;
•	an election by us in our capacity as the general partner on or after January 1, 2054;
•	entry of a decree of judicial dissolution of the partnership;
•	a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, unless prior to or within ninety (90) days after the judgment a “majority interest” of the remaining partners consent in writing to continue the business of the partnership; or
•	the passage of ninety (90) days after the sale or other disposition of all or substantially all of the assets of the partnership.

Tax Matters

The Partnership Agreement provides that the general partner of the Operating Partnership is the tax matters partner of the Operating Partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations relating to the acquisition, holding and disposition of common stock, preferred stock or debt securities of the Company. Morgan, Lewis & Bockius LLP has reviewed this summary and is of the opinion that this discussion is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders of our securities in light of their personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;
•	tax-exempt organizations (except, with respect to stock or debt securities, to the limited extent discussed in “— Taxation of Holders of Securities —” below);
•	financial institutions or broker-dealers;
•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Holders of Securities —” below);
•	U.S. expatriates;
•	persons who mark-to-market our securities;
•	subchapter S corporations;
•	U.S. Stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	regulated investment companies and REITs;
•	trusts and estates;
•	holders who receive our securities through the exercise of employee stock options or otherwise as compensation;
•	persons holding our notes or stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code; and
•	persons holding our notes or stock through a partnership or similar pass-through entity.

This summary of certain material U.S. federal income tax consequences assumes that holders of our securities hold the securities as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK, PREFERRED STOCK OR DEBT SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE

FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

The Company was formed in April 2004 as a Maryland corporation. We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2004. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and holders of its securities. These laws are highly technical and complex.

The Company holds, through the Operating Partnership, a substantial amount of its assets in two majority-owned subsidiaries, which are referred to as first private REIT and second private REIT, or collectively, the private REITs. The private REITs are also organized to qualify as REITs for U.S. federal income tax purposes. Accordingly, our continued qualification and taxation as a REIT depends on, in addition to the Company’s ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the private REITs’ operating results, organizational structure and their ability to meet, on a continuing basis through actual annual results of operations, the various qualification requirements imposed upon REITs by the Code (including satisfying both the 95% and 75% gross income tests on an annual basis and the REIT asset tests at the close of each calendar quarter, as described below). For the remainder of this discussion of the taxation of our Company, unless otherwise noted, references to the Company also include the two private REITs.

In the opinion of Morgan, Lewis & Bockius LLP, the Company, the first private REIT and the second private REIT qualified to be taxed as REITs under the U.S. federal income tax laws for their taxable years ended December 31, 2004, December 31, 2005 and December 31, 2007, respectively, through December 31, 2013, and the Company’s and the private REITs’ current and proposed method of operations will enable the Company and the private REITs to continue to satisfy the requirements for qualification and taxation as REITs under the U.S. federal income tax laws for their taxable years ending December 31, 2014 and subsequent taxable years. In connection with issuing its opinion, Morgan, Lewis & Bockius LLP will assume the accuracy of an opinion issued by Clifford Chance US LLP, which previously served as our counsel, with respect to all taxable periods prior to November 11, 2011. Morgan, Lewis & Bockius LLP also will assume the accuracy of other tax opinions issued by other tax counsel for certain prior transactions in which Morgan, Lewis & Bockius LLP did not serve as our counsel. Morgan, Lewis & Bockius LLP is also relying, in part, upon our receipt of the opinions of other tax counsel as discussed below under “— Gross Income Tests — Failure to Satisfy Gross Income Tests” to conclude that, if the IRS successfully challenged those opinions, our private REITs would maintain their status as REITs because they would have reasonable cause for any related REIT qualification failures. Investors should be aware that Morgan, Lewis & Bockius LLP’s opinion will also be based upon customary assumptions and will be conditioned upon certain representations made by the Company and the private REITs as to factual matters, including representations regarding the nature of its assets and the conduct of its business. Morgan, Lewis & Bockius LLP’s opinion is not binding upon the IRS, or any court and speaks as of the date issued.

While we believe that we are organized and operated so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Morgan, Lewis & Bockius LLP or us that we so qualify for any particular year. Morgan, Lewis & Bockius LLP will have no obligation to advise us or holders of our securities of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. In addition, Morgan, Lewis & Bockius LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, the Company’s and the private REITs’ qualification and taxation as REITs will depend upon the Company’s and the private REITs’ ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that the Company and the private REITs earn from specified sources, the percentage of the Company’s and the private REITs’ assets that fall within specified categories, the diversity of the Company’s capital stock ownership, and the percentage of the Company’s and the private REITs’ earnings that they distribute. Morgan, Lewis & Bockius LLP will not review the Company’s or the private REITs’ compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the Company’s or the private REITs’ actual results of operations for any particular taxable year will satisfy such requirements. Morgan, Lewis & Bockius LLP’s opinion does not foreclose the possibility that the Company or the private REITs may have to use one or more of the REIT savings provisions described below, which would require the Company or the private REITs to pay an excise or penalty tax (which could be material) in order for the Company or the private REITs to maintain its REIT qualification. For a discussion of the tax consequences of the Company’s failure to qualify as a REIT, see “— Failure to Qualify.”

Taxation of REITs in General

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, the Company will be subject to federal tax in the following circumstances:

•	The Company will pay U.S. federal income tax on any taxable income, including undistributed net capital gain that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.
•	The Company may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.
•	The Company will pay income tax at the highest corporate rate on:
º	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that it holds primarily for sale to customers in the ordinary course of business, and
º	other non-qualifying income from foreclosure property.
•	The Company will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business.
•	If the Company fails to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continues to qualify as a REIT because it meets other requirements, the Company will pay a 100% tax on:
º	the gross income attributable to the greater of the amount by which the Company fails the 75% gross income test or the 95% gross income test, in either case, multiplied by
º	a fraction intended to reflect the Company’s profitability.
•	If the Company fails to distribute during a calendar year at least the sum of (1) 85% of its REIT ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, the Company will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of (a) the amount the Company actually distributed and (b) the amounts the Company retained and upon which it paid income tax at the corporate level.
•	The Company may elect to retain and pay income tax on its net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of the Company’s undistributed long-term capital gain (to the extent that the Company made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax the Company paid.

•	The Company will be subject to a 100% excise tax on transactions with any TRSs that are not conducted on an arm’s-length basis.
•	If the Company fails to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, the Company files a description of each asset that caused such failure with the IRS, and the Company disposes of the assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure, the Company will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the non-qualifying assets during the period in which it failed to satisfy the asset tests.
•	If the Company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure.
•	If the Company acquires any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which the Company acquires a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, the Company will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of the asset during the 10-year period after it acquires the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which the Company will pay tax is the lesser of:
º	the amount of gain that the Company recognizes at the time of the sale or disposition, and
º	the amount of gain that the Company would have recognized if it had sold the asset at the time it acquired it.
•	The Company may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”
•	The earnings of the Company’s lower-tier entities that are subchapter C corporations, including its TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding the Company’s qualification as a REIT, the Company may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRSs are subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.
4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.
5.	At least 100 persons are beneficial owners of its shares or ownership certificates.
6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.
8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.
9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding the Company’s shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

The Company’s charter provides restrictions regarding the transfer and ownership of shares of its capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” The Company believes that it has issued sufficient stock with sufficient diversity of ownership to allow it to satisfy requirements 5 and 6 above. The restrictions in the Company’s charter are intended (among other things) to assist the Company in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy such share ownership requirements. If the Company fails to satisfy these share ownership requirements, the Company’s qualification as a REIT may terminate.

Effect of Subsidiary Entities

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that the Company owns will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as the Company’s assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. The Company’s proportionate share for purposes of the 10% value test (see “— Asset Tests”) is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, the Company’s proportionate share is based on its proportionate interest in the capital interests in the partnership. The Company’s proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which the Company acquires an equity interest, directly or indirectly, is treated as the Company’s assets and gross income for purposes of applying the various REIT qualification requirements.

The Company has control of the Operating Partnership and the Company intends to operate any subsidiary partnerships in a manner consistent with the requirements for its qualification as a REIT. The Company may from time to time be a limited partner or non-managing member in some of its partnerships and limited liability companies. If a partnership or limited liability company in which the Company owns an interest takes or expects to take actions that could jeopardize the Company’s status as a REIT or require it to pay tax, the Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Company to fail a gross income or asset test, and that the Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, the Company could fail to qualify as a REIT unless it was entitled to relief, as described below.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. The Company is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to the Company is an asset in the Company’s hands, and the Company treats the distributions paid to it from such TRS, if any, as income. This treatment may affect the Company’s compliance with the gross income and asset tests. Because the Company does not include the assets and income of TRSs in determining its compliance with the REIT requirements, the Company may use such entities to indirectly undertake activities, such as earning fee income that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the “earnings stripping” rules of Section 163(j) of the Code may limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the TRS rules impose a 100% excise tax on REITs for transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities assets or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that the Company receives from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If the Company leases space to a TRS in the future, it will seek to comply with these requirements.

The Company has elected to treat certain subsidiary corporations as TRSs. As explained below in “— Gross Income Tests — Fee Income,” fee income earned by a REIT is generally not qualifying income for purposes of the 75% and 95% gross income tests. A TRS may also provide services with respect to the Company’s properties to the extent the Company determines that having a TRS provide those services will assist the Company in complying with the gross income tests applicable to REITs. See “— Gross Income Tests — Rents From Real Property.” In addition, if the Company decides to acquire properties opportunistically in anticipation of immediate resale, the Company will need to conduct that activity through a TRS to avoid the 100% prohibited transactions tax. See “— Gross Income Tests — Prohibited Transactions.” The Company may form one or more additional TRSs in the future.

Taxable Mortgage Pools.  An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;
•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and
•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

A TMP generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a TMP. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s stockholders. See “— Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to U.S. federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a TMP, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

In general, we currently own and expect to own 100% of the equity in entities that are TMPs. Such entities are and will be held through our private REITs so that they are qualified REIT subsidiaries of our private REITs and their assets and liabilities are treated as assets and liabilities of our private REITs. Consequently, the net income from such assets and liabilities would not be subject to corporate-level tax, even if they were to be treated as a TMP, although the excess inclusion rules described below apply, see “Gross Income Test — Excess Inclusion Income.” Although no assurance can be provided, we have concluded that our existing financings are not expected to generate excess inclusion income in 2014 or any future year.

Gross Income Tests

The Company must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of the Company’s gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by mortgages on real property, or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
•	gain from the sale of real estate assets;
•	income and gain derived from foreclosure property; and
•	income derived from the temporary investment of new capital that is attributable to the issuance of the Company’s stock or a public offering of the Company’s debt with a maturity date of at least five years and that the Company receives during the one-year period beginning on the date on which it received such new capital.

Second, in general, at least 95% of the Company’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that the Company holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that the Company enters into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to the Company.

Rents from Real Property.  Rent that the Company receives from its real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.
•	Second, neither the Company nor a direct or indirect owner of 10% or more of the Company’s stock may own, actually or constructively, 10% or more of a tenant from whom the Company receives rent, other than a TRS.
•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.
•	Fourth, the Company generally must not operate or manage its real property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the Company does not derive revenue. However, the Company need not provide services through an “independent contractor,” but instead may provide services directly to its tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, the Company may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services (valued at not less than 150% of the Company’s direct cost of performing such services) does not exceed 1% of the Company’s income from the related property. Furthermore, the Company may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to its tenants without tainting its rental income for the related properties.

If a portion of the rent that the Company receives from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of the Company’s gross income during the year, the Company would lose its REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) the Company furnishes noncustomary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property. The IRS has also issued guidance providing that, among other things, if a REIT holds a regular interest in an “eligible REMIC,” or a residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an “eligible REMIC” if: (i) the REMIC has received a guarantee from the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation that will allow the REMIC to make any principal and interest payments on its regular and residual interests; and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If we were to acquire an interest in an “eligible REMIC” less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow us to treat 80% of the gross income derived from the interest as qualifying income for the purposes of 75% gross income test. Although the portion of the income from such a REMIC interest that does not qualify would likely be qualifying income for the purpose of the 95% gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect our ability to satisfy the REIT asset tests.

Among the assets we hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS has issued Revenue Procedure 2003-65 (the “Revenue Procedure”), which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we have originated or acquired typically do not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations, non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations or CMOs, or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

In connection with our legacy special finance business, we hold and may acquire certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

Many of the terms of our mortgage loans, mezzanine loans and subordinated mortgage interests and the loans supporting our mortgage-backed securities in connection with our legacy special finance business have been modified and may in the future be modified. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2011-16, as modified and superseded by Revenue Procedure 2014-51, provides a safe harbor pursuant to which the Company will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (1) occasioned by a borrower default; or (2) made at a time when the Company reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan. No assurance can be provided all of the Company’s loan modifications have or will qualify for the safe harbor in Revenue Procedure 2014-51. To the extent the Company significantly modifies loans in a manner that does not qualify for that safe harbor, the Company will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, the Company generally will not obtain third-party appraisals but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge the Company’s internal valuations. If the terms of the Company’s mortgage loans, mezzanine loans and subordinated mortgage interests and loans supporting our mortgage-backed securities are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2014-51 and the fair market value of the real property securing such loans has decreased significantly, the Company could fail the 75% gross income test, the 75% asset test and/or the 10% value test.

COD Income.  From time-to-time, the Company and its subsidiaries recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 75% and 95% gross income tests.

Excess Inclusion Income.  If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a TMP for U.S. federal income tax purposes. See above “— Taxable Mortgage Pools.” If all or a portion of our company is treated as a TMP, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a TMP, or we make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more TMPs, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the Code and the applicable Treasury regulations. Although no assurance can be provided, we have concluded that our existing financings are not expected to generate excess inclusion income in 2014 or any future year. If a portion of our dividends constitute excess inclusion income, it would likely increase the tax liability of tax-exempt stockholders, non-U.S. stockholders and stockholders with net operating losses. We have not reported any excess inclusion income since January 1, 2012. The Treasury Department has issued guidance governing the tax treatment of stockholders of a REIT that owns an interest in a TMP, is also a TMP, or is a holder of a residual interest in a REMIC. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income tax allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders that hold our common stock in record name in proportion to dividends paid to such stockholders. A stockholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a stockholder;
•	in the case of a stockholder who is a REIT, a regulated investment company, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate rate on any excess inclusion income allocated to their owners that are disqualified organizations;
•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;
•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and
•	would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our common stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees or other broker/dealers who hold our stock on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to our stock held on behalf of disqualified organizations.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, regulated investment company or REIT investors, foreign investors and taxpayers with net operating losses should carefully consider the tax considerations described above and are urged to consult their tax advisors.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties are held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transactions tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;
•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted basis of all such properties sold by the REIT during the year did not exceed 10% of the aggregate basis of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;
•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot make any assurances, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates. If we decide to acquire properties opportunistically to restore in anticipation of immediate resale, we will need to conduct that activity through a TRS to avoid the prohibited transactions tax. No assurance can be given, however, that the IRS will respect the transaction by which any such properties are contributed to a TRS and even if the contribution transaction is respected, a TRS may incur a significant tax liability as a result of any such sales.

We have received opinions from tax counsel other than Morgan, Lewis & Bockius LLP that (i) the sale of certain non-core properties from one of our joint venture portfolios should not be treated as a “prohibited transaction” or treated as being held primarily for sale to customers in the ordinary course of business and (ii) the sale of certain securities used to defease certain mortgages in such portfolio will not be treated as a “prohibited transaction” or treated as being held primarily for sale to customers in the ordinary course of business. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, these opinions are based on various assumptions and conditioned upon fact-based representations and covenants made by our management. No assurance can be given that the IRS would not assert that such opinions are not correct. If the IRS were to successfully challenge these opinions regarding these transactions, we could be subject to a substantial prohibited transactions tax.

Dividends.  The Company’s share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The Company’s share of any dividends received from any other REIT, including our private REITS, in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Fee Income.  We receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We currently earn certain management fees through TRSs, and any fees earned by TRSs are not included for purposes of the gross income tests.

Foreclosure Property.  The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, the Company or the Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of the Company’s or the Operating Partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to continue to structure any hedging transactions in a manner that does not jeopardize the Company’s qualification as a REIT.

Foreign Currency Gain.  To the extent that we hold or acquire foreign investments, such investments may generate foreign currency gains and losses. These foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If the Company fails to satisfy one or both of the gross income tests for any taxable year, the Company nevertheless may qualify as a REIT for that year if it qualifies for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	the Company’s failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, the Company files a schedule of the sources of its income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances the Company would qualify for the relief provisions. In addition, as discussed above in “— Taxation of the Company,” even if the relief provisions apply, the Company would incur a 100% tax on the gross income attributable to the greater of the amount by which it fails the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect the Company’s profitability.

We have received opinions from tax counsel other than Morgan, Lewis & Bockius LLP regarding the tax treatment of certain transactions for federal income tax purposes, including the treatment of such transactions for purposes of the REIT qualification rules, which conclude that such tax transactions should be consistent with our continued status as a REIT. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, these opinions are based on various assumptions and conditioned upon fact based representations and covenants made by us. No assurance can be given that the IRS would not assert that such opinions are not correct. If the IRS were to successfully challenge these opinions, our private REITs may be treated as failing one or more of the income and asset tests required for REIT qualification. Even if our private REITs were treated as failing to satisfy one of those requirements, we believe that our private REITs would maintain their status as REITs because they would have “reasonable cause” for any REIT qualification failures, but they may have to pay a penalty tax.

Asset Tests

To qualify as a REIT, the Company also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of the Company’s total assets must consist of:

•	cash or cash items, including certain receivables, certain money market funds and, in certain circumstances, foreign currencies;

•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	stock in other REITs;
•	investments in stock or debt instruments during the one-year period following the Company’s receipt of new capital that it raises through equity offerings or public offerings of debt with at least a five-year term; and
•	regular or residual interests in a REMIC (however, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC).

Second, of the Company’s investments not included in the 75% asset class, the value of the Company’s interest in any one issuer’s securities may not exceed 5% of the value of the Company’s total assets, or the 5% asset test.

Third, of the Company’s investments not included in the 75% asset class, the Company may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% of the value of the Company’s total assets may consist of the securities of one or more TRSs.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which the Company or any controlled TRS (i.e., a TRS in which the Company owns directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
º	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by the Company exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
º	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;
•	Any loan to an individual or an estate;
•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;
•	Any obligation to pay “rents from real property”;
•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;
•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner to the extent of its proportionate interest in the equity and debt securities of the partnership; and
•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, the Company’s proportionate share of the assets of a partnership is its proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, we cannot assure you that we will not inadvertently fail to comply with such tests. If the Company fails to satisfy the asset tests at the end of a calendar quarter, the Company will not lose its REIT qualification if:

•	the Company satisfied the asset tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of the Company’s assets and the asset test requirements arose from changes in the market values of the Company’s assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If the Company did not satisfy the condition described in the second item, above, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If the Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Company will not lose its REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (2) the Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, the Company will not lose its REIT qualification if the Company (1) disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies the failure, (2) files a description of each asset causing the failure with the IRS and (3) pays a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which the Company failed to satisfy the asset tests.

See the discussion above under “— Gross Income Tests — Failure to Satisfy Gross Income Tests” for a discussion of an opinion we received from other tax counsel that also impacts our satisfaction of the REIT asset tests and our ability to qualify for relief from asset test failures as described above.

The Company believes that its holdings of securities and other assets comply with the foregoing asset tests, and the Company intends to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support the Company’s conclusions as to the value of its assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in collateralized debt obligation transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the asset tests. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “— Gross Income Tests.” Although the Company’s mezzanine loans typically do not qualify for that safe harbor, the Company believes our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or value test. The Company believes that the stock it owns in the private REITs will be qualifying assets for purposes of the 75% asset test. If a REIT in which the Company owns stock fails to qualify as a REIT in any year, however, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, the Company would be subject to the 5% asset test, the 10% vote or value test and the 25% securities test described above with respect to its investment in such a disqualified REIT. Consequently, if a REIT in which the Company owns stock fails to qualify as a REIT, the Company could fail one or more of the asset tests described above.

Sale Leaseback Transactions.  A portion of our investments may be in the form of sale leaseback transactions. We intend to treat the leases we enter into in connection with these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause the Company to fail to satisfy the asset tests or the income tests described above and such failure could result in the Company failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause the Company to fail to meet the distribution requirement described below for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of the Company’s dividends being treated as ordinary income to its stockholders.

Distribution Requirements

Each year, the Company must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to the sum of:

•	90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain or loss, and
•	90% of its after-tax net income, if any, from foreclosure property, minus
•	the sum of certain items of non-cash income.

The Company must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) the Company declares the distribution before it timely files its U.S. federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after such declaration or (2) the Company declares the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and the Company actually pays the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to the Company’s prior taxable year for purposes of the 90% distribution requirement.

The Company will pay U.S. federal income tax on taxable income, including net capital gain that it does not distribute to stockholders. Furthermore, if the Company fails to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of its REIT ordinary income for such year,
•	95% of its REIT capital gain net income for such year, and
•	any undistributed taxable income from prior periods,

the Company will incur a 4% nondeductible excise tax on the excess of such required distribution over the sum of (a) the amounts it actually distributes and (b) the amounts it retains and upon which it pays income tax at the corporate level.

The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. If the Company so elects, it will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, the Company may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, the Company may not deduct recognized capital losses from its “REIT taxable income.” Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, the Company may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, the Company may need to pay taxable dividends of its capital stock or debt securities.

The Company may satisfy the 90% distribution test with taxable distributions of its stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but the Company could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure is no longer in effect. Accordingly, it is unclear whether and to what extent the Company will be able to make taxable dividends payable in cash and stock. The Company has no current intention to make a taxable dividend payable in its stock.

Under certain circumstances, the Company may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. The Company may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although the Company may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction it takes for deficiency dividends.

Following the sale of the collateral manager agreements in March 2013, we continue to own the Retained CDO Interests, which could continue to generate taxable income for us despite the fact that we will not receive cash distributions on our equity and subordinated note holdings from the Retained CDO Interests until overcollateralization tests are met, if at all. Additionally, following the sale of the collateral manager agreements, we do not control or have influence over the factors that most directly affect the overcollateralization and interest coverage tests of the respective Retained CDO Interests. Should these Retained CDO Interests continue to generate taxable income with no corresponding receipt of cash flow, our taxable income would continue to be recognized on each underlying investment in the relevant CDO. We would continue to be required to distribute 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) from these transactions to continue to qualify as a REIT, despite the fact that we may not receive cash distributions on our equity and subordinated note holdings from the Retained CDO Interests.

Recordkeeping Requirements

The Company must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, the Company must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding stock. The Company intends to comply with these requirements.

Failure to Qualify

If the Company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, the Company could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If the Company failed to qualify as a REIT in any taxable year and did not qualify for certain statutory relief provisions, the Company would be subject to U.S. federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating the Company’s taxable income in a year in which it fails to qualify as a REIT, the Company would not be able to deduct amounts paid out to stockholders. In addition, the Company would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of the Company’s current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends. Unless the Company qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances the Company would qualify for such statutory relief.

Taxation of Holders of Securities

Taxation of Taxable U.S. Stockholders

A “U.S. stockholder” is a beneficial owner of our stock and that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our stock, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of the shares of our stock by the partnership.

As long as the Company qualifies as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of the Company’s current or accumulated earnings and profits that it does not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends, if any, and then to our common stock dividends. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because the Company is not generally subject to U.S. federal income tax on the portion of its REIT taxable income distributed to its stockholders (see “— Taxation of the Company” above), the Company’s dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, the Company’s ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to the Company’s ordinary REIT dividends (1) attributable to dividends received by the Company from non REIT corporations, such as its TRSs, and (2) to the extent attributable to income upon which the Company has paid corporate income tax (e.g., to the extent that the Company distributes less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that the Company designates as capital gain dividends without regard to the period for which the U.S. stockholder has held common stock. The Company generally will designate its capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

The Company may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, to the extent that the Company designates such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of the Company’s undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax the Company paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of the Company’s undistributed long-term capital gain, minus its share of the tax it paid.

A U.S. stockholder will not incur tax on a distribution in excess of the Company’s current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both the Company’s current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder.

U.S. stockholders may not include in their individual income tax returns any of the Company’s net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from the Company and gain from the disposition of shares of stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from the Company and gain from the disposition of shares of stock generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Shares of Stock.  A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of shares of common stock as long-term capital gain or loss if the U.S. stockholder has held stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from the Company that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of stock may be disallowed if the U.S. stockholder purchases other shares of stock within 30 days before or after the disposition.

Capital Gains and Losses.  A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of stock.

With respect to distributions that the Company designates as capital gain dividends and any retained capital gain that the Company is deemed to distribute, the Company generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Medicare Tax.  Certain individuals, trusts and estates whose income exceeds certain thresholds are subject to a 3.8% Medicare tax on some or all of their “net investment income,” which generally will include, among other items, dividends, interest, and capital gain distributions (including capital gains realized on the sale or exchange of shares of our securities). U.S. holders of our securities should consult their tax advisors regarding the applicability of this tax in respect of their ownership of our securities.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that the Company distributes to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of stock with debt, a portion of the income that it receives from the Company would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from the Company as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the Company capital stock must treat a percentage of the dividends that it receives from the Company as UBTI. Such percentage is equal to the gross income the Company derives from an unrelated trade or business, determined as if the Company were a pension trust, divided by the Company’s total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of the Company’s capital stock only if:

•	the percentage of the Company’s dividends that the tax-exempt trust must treat as UBTI is at least 5%;
•	the Company qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding the Company capital stock in proportion to their actuarial interests in the pension trust; and
•	either:
º	one pension trust owns more than 25% of the value of the Company capital stock; or
º	a group of pension trusts individually holding more than 10% of the value of the Company capital stock collectively owns more than 50% of the value of the Company capital stock.

Certain restrictions on ownership and transfer of the Company stock generally should prevent a tax-exempt entity from owning more than 10% of the value of the Company stock, generally should prevent the Company from becoming a pension trust and generally should prevent a pension trust from having to treat any of the dividends received from the Company as UBTI.

Tax-exempt U.S. stockholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a beneficial owner of our stock, as applicable (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes or a tax-exempt entity), that is not a U.S. stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. Special rules may apply to certain non-U.S. stockholders such as “controlled foreign corporations” and “passive foreign investment companies.” We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from the Company’s sale or exchange of a U.S. real property interest (a “USRPI”) and that the Company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Company pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. The Company plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with the Company;
•	the non-U.S. stockholder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income; or
•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of the Company’s current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on such a distribution to the extent it exceeds the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. The Company must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because the Company generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, the Company normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that the Company withholds if the Company later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

For any year in which the Company qualifies as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). The term USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporation that is a stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. The Company would be required to withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount the Company withholds.

However, if a class of stock is regularly traded on an established securities market in the United States, capital gain distributions on that class of stock that are attributable to the Company’s sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of that class of stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe that our common stock and our 7.125% Series B Cumulative Redeemable Preferred Stock are regularly traded on an established securities market in the United States. If a class of stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of that class of stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to the Company’s sale of USRPIs will be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts the Company designates as retained capital gains in respect of stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by it of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by the Company on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. stockholder’s proportionate share of such tax paid by the Company exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of shares of stock if the Company is a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that the Company is a United States real property holding corporation based on its investment strategy. However, even if the Company is a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of stock if the Company is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our stock should not be subject to taxation under FIRPTA. However, because our common stock and 7.125% Series B Cumulative Redeemable Preferred Stock are publicly traded, we cannot assure our investors that we are or will remain a domestically controlled REIT.

In addition, if a class of stock is regularly traded on an established securities market, another exception to the tax under FIRPTA will be available with respect to that class of stock, even if the Company does not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells such stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) that class of stock is treated as being regularly traded under applicable Treasury regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, 5% or less of the shares of that class of stock at all times during a specified testing period. As noted above, we believe that our common stock and our 7.125% Series B Cumulative Redeemable Preferred Stock are regularly traded on an established securities market.

If the gain on the sale of stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Furthermore, a non-U.S.

stockholder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Taxation of Debtholders

Taxation of Taxable U.S. Debtholders

This section summarizes the taxation of U.S. debtholders. This discussion deals only with certain U.S.federal income tax consequences to a U.S. debtholder that acquires fixed rate debt securities issued by us in their initial offering. For these purposes, a U.S. debtholder is a beneficial owner our debt securities that is:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds debt securities issued by us, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our debt securities.

Interest.  A U.S. debtholder generally must include interest paid on a debt security as ordinary income at the time it is received or accrued, in accordance with the U.S. debtholder’s regular method of accounting for U.S. federal income tax purposes. If, however, the stated principal amount of a debt security exceeds the issue price by more than a de minimis amount (as set forth in the applicable Treasury Regulations), a U.S. debtholder (regardless of its method of tax accounting) will be required to include such excess in income as original issue discount as it accrues in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income. It is not expected, unless otherwise indicated in a prospectus supplement, that the stated principal amount of a debt security will exceed the issue price by more than a de minimis amount.

Sale, Exchange or Redemption of Debt Securities.  Upon the sale, exchange, redemption or other taxable disposition of the debt securities, a U.S. debtholder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the debt securities, other than amounts attributable to accrued interest which would be treated as interest described above in “—Interest” (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. debtholder’s adjusted tax basis in the debt securities. The amount realized by a U.S. debtholder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. debtholder’s adjusted tax basis in the debt securities generally will be its cost for the debt securities.

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of debt securities.

Taxation of Tax-Exempt Debtholders

Assuming the debt security is debt for tax purposes, interest income accrued on the debt security should not constitute unrelated business taxable income to a tax-exempt debtholder. As a result, a tax-exempt debtholder generally should not be subject to U.S. federal income tax on the interest income accruing on our debt securities. Similarly, any gain recognized by the tax-exempt debtholder in connection with a sale of the debt security generally should not be unrelated business taxable income. However, if a tax-exempt debtholder were to finance its acquisition of the debt security with debt, a portion of the interest income and gain attributable to the debt security would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Tax-exempt debtholders should consult their own counsel to determine the potential tax consequences of an investment in our debt securities.

Taxation of Non-U.S. Debtholders

This section summarizes the taxation of non-U.S. debtholders. This discussion deals only with certain U.S. federal income tax consequences to a non-U.S. debtholder that acquires fixed rate debt securities issued by us without original issue discount in their initial offering and at their issue price. For these purposes, a non-U.S. debtholder is a beneficial owner of our debt securities, other than a person that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	a partnership, or any entity treated as a partnership for U.S. federal income tax purposes;
•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, holds debt securities issued by us, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our debt securities.

Interest.  A payment of interest on a debt security to a non-U.S. debtholder will generally not be subject to U.S. taxation, provided that:

(i)	such interest is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. debtholder;
(ii)	such non-U.S. debtholder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
(iii)	such non-U.S. debtholder is not a controlled foreign corporation directly or indirectly related to us through stock ownership;
(iv)	such non-U.S. debtholder is not a bank whose receipt of interest on the debt securities is described in section 881(c)(3)(A) of the Code;
(v)	either (A) such non-U.S. debtholder provides its name and address, and certifies on IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the debt security on behalf of the non-U.S. debtholder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof; and

(vi)	we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the debt security is a U.S. person.

If all of the foregoing requirements are not met, payments of interest on a debt security generally will be subject to U.S. withholding tax at the rate 30%, unless reduced or eliminated by treaty, subject to the discussion below under “— U.S. Trade or Business.”

Sale, Exchange, Retirement or Other Disposition of a Debt Security.  Gain from the sale of a debt security generally will be taxable in the United States to a non-U.S. debtholder only in two cases: (1) if the non-U.S. debtholder’s investment in our debt securities is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, such gain will be subject to tax in the manner described below under “— U.S. Trade or Business,” or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

U.S. Trade or Business.  In cases where interest in respect of, or gain from the sale of, our debt securities is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic holders of debt securities are taxed with respect to such interest or gain. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Backup Withholding and Information Reporting

We will report to our stockholders and debtholders, respectively, and to the IRS the amount of distributions and interest we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder or debtholder, respectively, may be subject to backup withholding at a rate of 28% with respect to our distributions and interest. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to any U.S. stockholder or debtholder that provides a social security or other taxpayer identification number in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the taxpayer identification number provided is incorrect;
•	the U.S. stockholder or debtholder fails to report interest and dividend payments received on the holder’s tax return and the IRS notifies us or our paying agent that backup withholding is required; or
•	the U.S. stockholder or debtholder fails to certify under penalty of perjury that backup withholding does not apply to the holder.

A U.S. stockholder or debtholder who does not provide us or our paying agent with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to any U.S. stockholder or debtholder, that stockholder or debtholder may request a refund of the amounts withheld or use the amounts withheld as a credit against their U.S. federal income tax liability as long as the U.S. stockholder or debtholder provides the required information to the IRS. U.S. stockholders and debtholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends and interest made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the stockholder or debtholder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder or debtholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder or debtholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of our stock and by a non-U.S. debtholder of our debt made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s or debtholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders and debtholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

A U.S. withholding tax at a 30% rate will be imposed on dividends and interest paid to certain non-U.S. holders of our securities if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments received after December 31, 2016, on proceeds from the sale of our securities by U.S. holders who own our securities through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends or interest will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Tax Aspects of the Company’s Investments in the Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to the Company’s direct or indirect investments in the Operating Partnership and any subsidiary partnerships or limited liability companies that the Company forms or acquires (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

The Company will be entitled to include in its income its distributive share of each Partnership’s income and to deduct its distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and
•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. The Operating Partnership intends to continue to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after

December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” Treasury regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors, referred to as the “private placement exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. The Company believes that the Operating Partnership and any other partnership in which it owns an interest qualify for the private placement exception.

The Company has not requested, and does not intend to request, a ruling from the IRS that the Operating Partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, the Company likely would not be able to qualify as a REIT unless it qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case the Company might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, the Company is required to take into account its allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with its taxable year, without regard to whether the Company has received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss, or “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, or a “book-tax difference.” Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of the Operating Partnership (1) could cause the Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause the Company to be allocated taxable gain in excess of the economic or book gain allocated to it as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause the Company to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect its ability to comply with the REIT distribution requirements and may result in a greater portion of its distributions being taxed as dividends.

Basis in Partnership Interest.  Our adjusted tax basis in our partnership interest in the Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Operating Partnership;
•	increased by our allocable share of the Operating Partnership’s income and our allocable share of indebtedness of the Operating Partnership; and
•	reduced, but not below zero, by our allocable share of the Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.

If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the indebtedness of the Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property.  Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners — Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

The Company’s share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% prohibited transactions tax. Such prohibited transaction income also may have an adverse effect upon The Company’s ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” the Company does not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of its or such Partnership’s trade or business.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in stock or debt securities.

State and Local Taxes

The Company and/or you may be subject to taxation by various states and localities, including those in which it or a holder of our securities transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in common stock, preferred stock or debt securities.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities being offered by use of this prospectus and an applicable prospectus supplement in one or more transactions, including without limitation:

•	directly to purchasers;
•	through agents;
•	to or through underwriters or dealers; or
•	through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;
•	sales “at the market” to or through a market maker or into an existing trading market, or an exchange or otherwise, for such shares; or
•	privately negotiated transactions.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;
•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the name or names of any selling stockholders, if any;
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
•	any delayed delivery arrangements;
•	any initial public offering price;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them.

The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities other than our common stock, which is listed on the NYSE under the symbol “GPT.” If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Venable LLP and certain legal matters in connection with the issuance of the securities will be passed upon for us by Morgan, Lewis & Bockius LLP.

EXPERTS

The consolidated financial statements of Gramercy Property Trust Inc. appearing in Gramercy Property Trust Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 including schedule appearing therein, and the effectiveness of Gramercy Property Trust Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of GPT GIG BOA Portfolio Holdings LLC, appearing in Gramercy Property Trust Inc.’s Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of revenues and certain expenses of GPT GIG BOA Portfolio Holdings LLC, appearing in Gramercy Property Trust Inc.’s Current Report (Form 8-K/A) for the year ended December 31, 2013 and for the period from August 12, 2012 (inception) through December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated statements of revenues and certain expenses are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

8,500,000 Shares
Common Stock

Prospectus Supplement

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	RBC Capital Markets	J.P. Morgan

Co-Managers

JMP Securities	Ladenburg Thalmann	BNY Mellon Capital Markets, LLC

Compass Point	Huntington Investment Company	Piper Jaffray

SunTrust Robinson Humphrey	CJS Securities

April 9, 2015